SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[X]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

JEFFERIES GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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JEFFERIES GROUP, INC.
520 Madison Avenue, 12th Floor
New York, New York 10022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Monday, May 5, 2003

To the Shareholders of Jefferies Group, Inc.:

      The Annual Meeting of Shareholders of Jefferies Group, Inc. will be held at the Company’s principal executive offices at 520 Madison Avenue, 12th Floor, New York, New York, 10022, on Monday, May 5, 2003, at 9:30 a.m., local time, to consider and act upon:

1. Election of five Directors to serve until the next Annual Meeting and until their successors have been duly elected and qualified.

2. To consider and vote upon a proposal to approve the Company’s 2003 Incentive Compensation Plan (the “Incentive Plan”).

3. Any other business which may properly come before the meeting or any adjournment thereof.

      Shareholders of record at the close of business on March 24, 2003, are entitled to notice of and to vote at the meeting or any adjournment thereof.

      You are cordially invited to attend the Annual Meeting. If you do not expect to attend, we urge you to vote by telephone by calling the number on your proxy card, vote by Internet by visiting www.eproxy.com/jef or return your proxy promptly in the enclosed envelope. Voting by telephone, Internet or the return of the proxy card does not affect your right to vote in person should you decide to attend the meeting.

For the Board of Directors,

Lloyd H. Feller
Secretary

April 4, 2003

PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
INFORMATION CONCERNING NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS
APPROVAL OF THE 2003 INCENTIVE COMPENSATION PLAN
NEW PLAN BENEFITS
EQUITY COMPENSATION PLAN INFORMATION
COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
INFORMATION REGARDING AUDITORS’ FEES
SHAREHOLDER RETURN PERFORMANCE PRESENTATION
PENSION PLAN
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
ANNUAL REPORT AND INDEPENDENT AUDITORS
OTHER MATTERS
INCORPORATION BY REFERENCE
SHAREHOLDER PROPOSALS
APPENDIX 1
APPENDIX 2
APPENDIX 3
APPENDIX 4

JEFFERIES GROUP, INC.
502 Madison Avenue, 12th Floor
New York, New York 10022

April 4, 2003

PROXY STATEMENT

      The proxy of each shareholder of Jefferies Group, Inc. (the “Company”) is being solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held at the principal executive offices of the Company at 520 Madison Avenue, 12th Floor, New York, New York, 10022, on Monday, May 5, 2003, at 9:30  a.m., local time, and at any adjournment thereof. All shareholders of record at the close of business on March 24, 2003, are entitled to notice of and to vote at the meeting. The Company is first mailing this Notice of Annual Meeting, Proxy Statement and form of proxy to shareholders on or about April 4, 2003.

      Shareholders of record may vote by telephone, on the Internet, by mail or by attending the Meeting and voting by ballot as described below. The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet you do not need to return your proxy card. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. on May 4, 2003. You may vote by calling the toll-free telephone number on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. You may vote on the Internet at www.eproxyvote.com/jef. As with telephone voting, you can confirm that your instructions have been properly recorded. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to EquiServe Trust Company, N.A. in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Jefferies Group, Inc., c/o EquiServe Trust Company N.A., P.O. Box 8042, Edison, New Jersey 08818-8042.

      Votes received by telephone, Internet or mail are for use by the Board of Directors at the meeting and any adjournment thereof. Any shareholder who votes by telephone, the Internet, or who signs and returns the proxy may revoke their vote by (i) delivering written notice of its revocation to the Secretary of the Company, (ii) delivering a duly executed proxy bearing a later date to the Secretary of the Company, or (iii) attending the meeting and voting in person.

      All shares represented by valid proxies received pursuant to this solicitation will be voted in accordance with the directions thereon. In the absence of contrary directions, such shares will be voted (i) for the election of the five nominees for Director whose names are listed herein, (ii) for approval of the Incentive Plan, and (iii) in the discretion of the proxy holders named in the accompanying proxy as to other matters which may properly come before the meeting.

      Each nominee has consented to being a nominee and to serving as a Director if elected. In the event that any nominee shall be unable to serve as a Director (which is not now anticipated), proxies will be voted for substitute nominees recommended by the Board of Directors of the Company.

      All costs of solicitation of proxies will be borne by the Company. Although there are no formal agreements to do so, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials and annual reports to the beneficial owners of the Company’s Common Stock. In addition to solicitation by mail, proxies may be solicited in person, by telephone, or by facsimile transmission, by Directors and Officers of the Company, who will not receive special compensation for such solicitation.

      The outstanding voting securities of the Company consisted of 27,406,458 shares of Common Stock, on March 24, 2003, which is the record date for determining shareholders entitled to notice of and to vote at the meeting. Each share is entitled to one non-cumulative vote for each Director to be elected and one vote on each separate matter of business properly brought before the meeting.

      The election of Directors will be determined by a plurality of the votes cast by holders of the shares present in person or represented by proxy and entitled to vote at the meeting, and approval of other items at the meeting will require the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote on such items at the meeting. Accordingly, in the case of shares that are present or represented at the meeting for quorum purposes, not voting such shares for a particular nominee for Director, including by withholding authority on the proxy, will not operate to prevent the election of such nominee if he otherwise receives affirmative votes; an abstention on any other item will have the effect of a vote against that item; a broker “non-vote” (which results when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) on any other item will have no effect on the vote on such item.

      Approval of the Incentive Plan will require the affirmative vote of holders of a majority of the shares of the Company present in person or represented by proxy and entitled to vote on the matter. The Incentive Plan is discussed in greater detail below under the caption “Approval of the 2003 Incentive Compensation Plan.”

      The votes of all shareholders will be held in confidence from the Company, its Directors, Officers and employees except (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a shareholder makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspector of election to certify the results of the vote. The Company has retained EquiServe, First Chicago Trust Division, its transfer agent, as independent inspector of election to receive and tabulate the proxies, certify the results, and perform any other acts required by the Delaware General Corporation Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock by (i) each person known by the Company to beneficially own more than 5% of the Company’s Common Stock, (ii) each Director, (iii) each Executive Officer named in the Summary Compensation Table (the “Named Executive Officers”) and (iv) all Directors and Executive Officers as a group. The information set forth below is as of February 1, 2003, unless otherwise indicated. Information regarding shareholders other than Directors, Executive Officers and employee benefit plans is based upon information contained in Schedules 13D or 13G filed with the Securities and Exchange Commission (“SEC”) and furnished to the Company by such shareholders. The number of shares beneficially owned by each shareholder and the percentage of the outstanding Common Stock those shares represent include shares that may be acquired by that shareholder within 60 days through the exercise of any option, warrant or right. The mailing address of the parties listed below is the Company’s principal business address unless otherwise indicated.

	Shares of		Percentage of
	Common Stock		Common Stock
	Beneficially		Beneficially
Name and Address of Beneficial Owner	Owned		Owned

Jefferies Group, Inc. Employee Stock Ownership Plan	3,529,727	(1)	13.1%
Richard B. Handler	1,798,963	(2)	6.5%
John C. Shaw, Jr.	530,952	(3)	1.9%
Richard G. Dooley	121,597	(4)	*
Frank J. Macchiarola	94,652	(5)	*
Jerry M. Gluck	94,215	(6)	*
Maxine Syrjamaki	84,206	(7)	*
Joseph A. Schenk	66,141	(8)	*
W. Patrick Campbell	19,189	(9)	*
All Directors and Executive Officers	2,836,023	(10)	10.5%

*	The percentage of shares beneficially owned does not exceed one percent of the class.

(1)	The terms of the Jefferies Group, Inc. Employee Stock Ownership Plan (the “ESOP”) provide for the voting rights associated with the shares held by the ESOP to be passed through and exercised exclusively by the participants in the ESOP to the extent that such securities are allocated to a participant’s account. As of December 31, 2002, 3,529,703 shares of Common Stock held in the ESOP Trust were allocated to the accounts of ESOP participants, and 24 shares of Common Stock held in the ESOP Trust were not allocated but were held in a forfeiture account for future distribution. Those shares allocated to the accounts of Directors and Executive Officers are indicated on their respective entries in the table and are also included in the ESOP figure. The ESOP and the Trustee of the ESOP, Wells Fargo Bank, N.A., may be deemed to have shared dispositive power over the shares held by the ESOP. The Board of Directors of the Company appoints the members of the committee which serves as the Plan Administrator of the ESOP. Messrs. Richard B. Handler, Chairman and Chief Executive Officer of the Company, John C. Shaw, Jr., President and Chief Operating Officer of the Company, Joseph A. Schenk, Chief Financial Officer of the Company, and Melvin W. Locke, Jr., Director of People Services of Jefferies & Company, Inc. (“Jefferies”), presently serve on the committee. These individuals each disclaim beneficial ownership of the shares held by the ESOP except those shares allocated to his ESOP account. Wells Fargo & Company, on behalf of Wells Capital Management Incorporated, Wells Fargo Bank, N.A. and Wells Fargo Bank Minnesota, N.A., has filed a Schedule 13G with the SEC reporting that, at December 31, 2002, Wells Fargo & Company reported sole voting power over 99,706 shares, shared voting power over no shares, sole dispositive power over 101,806 shares and shared dispositive power over 3,532,478 shares. Wells Fargo Bank, N.A. reported sole voting power over 6,750 shares, shared voting power over no shares, sole dispositive power over 11,625 shares and shared dispositive power over 3,529,703 shares, which would represent 13.2% of the Common Stock outstanding at February 13, 2003. Such entities reported having shared voting power over none of these shares and shared dispositive power over 3,532,478 of them. The Company believes that the beneficial ownership reported by such entities includes the shares held by the ESOP.

(2)	Includes 556,488 shares subject to immediately exercisable options and 26,200 shares held under the ESOP. Participants in the ESOP have sole voting power and no dispositive power over shares allocated to their accounts.

(3)	Includes 287,467 shares subject to immediately exercisable options; 66,523 shares held under the ESOP; and 871 shares held by the Trustee of the Jefferies Group, Inc. Profit Sharing Plan (the “PSP”). Participants in the PSP have sole voting power and limited dispositive power over shares allocated to their PSP accounts.

(4)	Includes 42,098 shares subject to immediately exercisable options.

(5)	Includes 50,298 shares subject to immediately exercisable options; and 284 shares subject to options which will become exercisable within 60 days after February 1, 2003.

(6)	Includes 17,545 shares subject to immediately exercisable options; 50,552 shares held under the ESOP and 679 shares under the PSP.

(7)	Includes 14,045 shares subject to immediately exercisable options; 39,157 shares held under the ESOP; and 13,827 shares under the PSP.

(8)	Includes 19,400 shares subject to immediately exercisable options; 20 shares held in accounts for the benefit of Mr. Schenk’s immediate family; 767 shares under the ESOP; and 4,256 shares under the PSP.

(9)	Includes 18,895 shares subject to immediately exercisable options and 247 shares subject to options which will become exercisable within 60 days after February 1, 2003.

(10)	Includes 1,006,236 shares subject to immediately exercisable options; 531 shares subject to options which will become exercisable within 60 days after February 1, 2003; 183,199 shares held under the ESOP for all Directors and Executive Officers as a group; and 19,633 shares under the PSP for all Directors and Executive Officers as a group.

ELECTION OF DIRECTORS

      Under the Company’s By-Laws, the Board of Directors is authorized to determine the number of Directors of the Company, which may not be less than five nor more than seventeen Directors. The number of authorized Directors to be elected at the Annual Meeting has been fixed at five. Such Directors will be elected to serve until the next Annual Meeting and until their successors shall be elected and qualify.

INFORMATION CONCERNING NOMINEES FOR DIRECTOR AND

EXECUTIVE OFFICERS

Nominees

      The following information is submitted concerning the nominees for election as Directors:

W. PATRICK CAMPBELL, 57, a nominee, has been a Director of the Company since January 2000. Mr. Campbell was Chairman and Chief Executive Officer of Magex Limited from August 2000 through April 2002 and is currently an independent consultant in the media and telecom field. From 1994 until October 1999, Mr. Campbell was Executive Vice President of Corporate Strategy and Business Development at Ameritech Corp. where he was a member of the Management Committee and directed all corporate strategy and merger and acquisition activity. From 1989 to 1994, Mr. Campbell served as President and Chief Executive Officer of Columbia TriStar Home Video, a Sony Pictures Entertainment Company, and has previously been President of RCA/ Columbia Pictures International Video. Mr. Campbell has also been a director of Black & Veatch since November 1999. Mr. Campbell is Chairman of the Company’s Audit Committee, and a member of the Compensation Committee and the Corporate Governance and Nominating Committee.

RICHARD G. DOOLEY, 73, a nominee, has been a Director of the Company since November 1993. From 1978 until his retirement in June 1993, Mr. Dooley was Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company (“Mass Mutual”); Mr. Dooley is currently a consultant to Mass Mutual. Mr. Dooley has been a director of Kimco Realty Corporation since 1990, and various Mass Mutual sponsored investment companies. Mr. Dooley is also a trustee of Saint Anselm College and Chairman of the Board of The Nellie Mae Foundation, Inc. Mr. Dooley is Chairman of the Company’s Compensation Committee and a member of the Audit Committee and the Corporate Governance and Nominating Committee.

RICHARD B. HANDLER, 41, a nominee, has been Chairman of the Company since February 2002, and the Chief Executive Officer of the Company and Jefferies since January 2001. He also served as Co-President and Co-Chief Operating Officer of both entities during 2000. Mr. Handler was elected to the Board of Directors of the Company in May 1998 and to the Board of Jefferies in May 1993. He was Managing Director of High Yield Capital Markets at Jefferies from May 1993 until February 2000, after co-founding that group as an Executive Vice President in April 1990. He is also the President and Chief Executive Officer of the Jefferies Partners Opportunity family of funds. Mr. Handler received an MBA from Stanford University in 1987 and a BA in Economics from the University of Rochester in 1983.

FRANK J. MACCHIAROLA, 61, a nominee, has been a Director of the Company since August 1991. He is currently the President of St. Francis College, where he has served in that capacity since July 1996. He also serves as special counsel to the law firm of Tannenbaum, Halpern, Syracuse & Hirschtritt, LLP. Previously, Mr. Macchiarola was a Professor of Law and Political Science and the Dean of the Benjamin N. Cardozo School of Law at Yeshiva University in New York City from 1991 to 1996, Professor of Business in the Graduate School of Business at Columbia University from 1987 to 1991, and President and Chief Executive Officer of the New York City Partnership, Inc. from 1983 to 1987. Prior to 1985, Mr. Macchiarola was a faculty member at the City University of New York and Chancellor of the New York City Public School System. Mr. Macchiarola has been a Trustee of the Manville Personal Injury Trust since 1991. Mr. Macchiarola is Chairman of the Company’s Corporate Governance and Nominating Committee and a member of the Audit Committee and Compensation Committee.

JOHN C. SHAW, JR., 56, a nominee, has been President and Chief Operating Officer of the Company and Jefferies since January 2001. Mr. Shaw has also been a Director of the Company since January 2000, and a Director of Jefferies since 1983. He also served as Co-President and Co-Chief Operating Officer of both companies during 2000. Mr. Shaw was Executive Vice President and Regional Manager of the firm’s Boston office from 1994 to 1997 and began his tenure at Jefferies in 1983 as a Senior Vice President and Regional Manager of the firm’s Chicago office. Before joining Jefferies, Mr. Shaw was a Senior Vice President and Institutional Branch Manager at First Boston in Chicago, and previously, was a Senior Vice President and Branch Manager at Cantor Fitzgerald in Chicago, where he started in 1976.

Other Executive Officers

      The Executive Officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board. Other than Messrs. Handler and Shaw, for whom information is provided above, the following sets forth information as to the Executive Officers:

JOSEPH A. SCHENK, 44, has been Chief Financial Officer and Executive Vice President of the Company since January 2000, Executive Vice President of Jefferies since January 2000, and was a Senior Vice President, Corporate Services, of Jefferies, from September 1997 through December 1999. From January 1996 through September 1997, Mr. Schenk was Chief Financial Officer and Treasurer of Tel-Save Holdings, Inc., now Talk America Holdings, Inc. From September 1993 to January 1996, Mr. Schenk was Vice President, Capital Markets Group, with Jefferies.

LLOYD H. FELLER, 60, has been Executive Vice President, General Counsel and Secretary of the Company since December 2002. Mr. Feller was a Senior Vice President, Secretary and General Counsel of SoundView Technology Group since 1999. Prior to joining SoundView’s predecessor, Wit Capital Group, in 1999, Mr. Feller was a partner at Morgan Lewis & Bockius LLP, where he was the leader of that firm’s securities regulation practice group. Before joining Morgan Lewis in 1979, Mr. Feller worked at the SEC as the Associate Director of the Division of Market Regulation, a position in which he was in charge of the Office of Market Structure and Trading Practices.

MAXINE SYRJAMAKI, 58, has been Controller of the Company since May 1987, an Executive Vice President of Jefferies since November 1986, Chief Financial Officer of Jefferies since September 1984, and a Director of Jefferies since 1983. Ms. Syrjamaki has also been Chief Financial Officer of both Bonds Direct Securities LLC and Quarterdeck Investment Partners LLC since 2001. Prior to joining Jefferies in 1983, Ms. Syrjamaki was a C.P.A. in the audit group of Peat Marwick (now KPMG) specializing in financial institutions.

APPROVAL OF THE 2003 INCENTIVE COMPENSATION PLAN

      At the Annual Meeting, shareholders will be asked to approve the 2003 Incentive Compensation Plan (the “Incentive Plan”), which was approved by the Board of Directors on March 31, 2003. The Incentive Plan is similar to, and would replace, the 1999 Incentive Compensation Plan (the “1999 Plan”), reserving a new pool of shares for options, restricted stock, and a variety of other types of awards, including for the Company’s Deferred Compensation Plan as amended and restated (the “DCP”). Based on the number of shares, equity awards and deferrals of compensation into equity awards reserved for issuance under the 1999 Plan and the DCP as of December 31, 2003, if shareholders approve the Incentive Plan, the net number of shares reserved for equity awards and deferrals of compensation into equity awards will increase by approximately 3,459,446 shares, or 12.8% of the then outstanding class of Common Stock. For information on the total number of shares currently available under the Company’s equity compensation plans and subject to outstanding options, warrants and rights, see “Equity Compensation Plan Information.”

      The Board and Compensation Committee believe that attracting and retaining executives and other key employees of high quality has been and will continue to be essential to the Company’s growth and success. The Incentive Plan, like the 1999 Plan, will enable the Company to implement a compensation program with different types of incentives for motivating employees and encouraging them to give the Company long-term, excellent service. In particular, stock options, restricted stock and stock-related-awards are an important element of compensation for executives and other employees, because such awards enable them to acquire or increase their proprietary interest in the firm, thereby promoting a closer identity of interests between the employee and the firm’s shareholders. Annual incentive awards and other performance-based awards provide rewards for achieving specific performance objectives, such as profitability. The ability to grant such awards will help the Company to remain competitive with other firms engaged in diversified financial and brokerage services. Each employee who receives an award will have an increased incentive to expend his or her maximum efforts for the success of the firm’s business. The Board and Compensation Committee therefore view the Incentive Plan as a key part of the Company’s compensation program.

      The number of shares being set aside for the Incentive Plan is consistent with the Company’s compensation philosophy. The Company has used stock and expects to continue to use stock as a significant component in its overall compensation program. Compared to industry averages, the Company pays its highly productive employees a greater portion of their compensation in equity awards rather than cash, which requires that we set aside a higher-than-average proportion of shares for use under equity plans. The Board believes that this reliance on equity compensation offers significant advantages, including (1) making the Company an attractive workplace for highly motivated, entrepreneurial employees, (2) promoting long-term service, continuity and stability in our work-force through vesting requirements of awards, and (3) increasing incentives by aligning the interests of employees with those of shareholders.

      The Incentive Plan authorizes a broad range of awards, including:

•	stock options

•	stock appreciation rights (“SARs”)

•	restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer

•	deferred stock, a contractual commitment to deliver shares at a future date; if such a grant is forfeitable, it may be referred to as “restricted stock units”

•	other awards based on Common Stock

•	dividend equivalents

•	stock-based performance award, which are in effect deferred stock awards that may be earned by achieving specific performance objectives

•	cash-based performance awards tied to achievement of specific performance objectives

•	shares issuable in lieu of rights to cash compensation, including under the Company’s elective deferred compensation program

      If the Incentive Plan is approved by shareholders, no new awards would be authorized for grant under the 1999 Plan, but previously authorized awards under that plan would remain in effect.

Reasons for Shareholder Approval

      The Board seeks shareholder approval of the Incentive Plan in order to satisfy certain legal requirements, including requirements of the New York Stock Exchange, and to provide for shareholder approval of all plans, including some that were not previously approved by the shareholders. In addition, the Board regards shareholder approval of the Incentive Plan as desirable and consistent with good corporate governance practices.

      The Board and Committee also seek to preserve the Company’s ability to claim tax deductions for compensation paid, to the greatest extent practicable. Section 162(m) of the Internal Revenue Code limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the Chief Executive Officer and the four other most highly compensated executive officers serving on the last day of the fiscal year (generally referred to as the “named executive officers”). “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible. The Company is seeking shareholder approval of the material terms of certain awards under the Incentive Plan, including annual incentive awards, to named executive officers in order to meet a key requirement for such awards to qualify as “performance-based” under Section 162(m). If the Incentive Plan is approved by shareholders, annual incentive awards granted under the Incentive Plan to named executives generally will be payable only upon achievement of pre-established performance goals relating to the firm as a whole or specific business units for which the individual executive has principal responsibility. The Board and Committee believe that such annual incentive awards have and will continue to provide strong motivation to executives to achieve performance objectives set by the Committee, and in that way place strong emphasis on the building of value for all shareholders.

      For purposes of Section 162(m) of the Code, approval of the Incentive Plan will also include approval of the eligibility of executive officers and other employees and service providers to participate in the Incentive Plan, the annual per-person limitations (described below under the caption “Description of the Incentive Plan — Per-Person Award Limitations”), the general business criteria upon which performance objectives for performance awards, including annual incentive awards, are based (described below under the caption “Performance-Based Awards” and “Annual Incentive Awards”), and the stock-price appreciation performance goal inherent in stock options and SARs. Because shareholder approval of general business criteria, without specific targeted levels of performance, qualifies annual incentive awards for a period of approximately five years, shareholder approval of such business criteria will meet the requirements under Section 162(m) until 2008. Shareholder approval of the performance goal inherent in stock options and SARs (increases in the market price of stock) is not subject to a time limit under Section 162(m).

      In addition, shareholder approval will permit designated stock options to qualify as incentive stock options under the Internal Revenue Code. Such qualification can give the holder of the options more favorable tax treatment, as explained below.

Accounting Treatment of the Incentive Plan

      The Company has announced that, during 2003, it will adopt Statement of Financial Accounting Standards No. 123 (FAS 123) as its method of accounting for stock-based compensation plans. FAS 123 provides a method by which the fair value of awards granted under the Incentive Plan, including stock options, can be calculated and reflected in the Company’s financial statements. Although accounting standards may change over time, the Board expects that any standard the Company may use in the foreseeable future will provide a reasonable method for valuing awards and reflecting such value as an expense in the Company’s financial statements.

Restriction on Repricing

      The Incentive Plan includes a restriction providing that, without shareholder approval, the Company will not amend or replace options previously granted under the Incentive Plan in a transaction that constitutes a “repricing” as that term is defined under proposed New York Stock Exchange rules. Adjustments to the exercise price or number of shares subject to an option to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”

Relationship of Incentive Plan to Deferred Compensation Plan

      The Company maintains a Deferred Compensation Plan (the “DCP”) which permits selected employees to defer cash compensation. Cash deferred under the plan is deemed to be notionally invested in a number of hypothetical investment vehicles, including a money market account, share units settleable by delivery of Company shares, and stock options. Share units are credited quarterly at a discount of up to 15% from the market price at the date of crediting. Options are credited at a price set by the Committee each year, which generally represents a discount from the estimated fair value of the options calculated under an option valuation methodology. These options have an exercise price equal to 100% of the fair market value of Common Stock at the date of grant, so the cash compensation forgone by the employee in exchange for the option represents a “premium” and not a pay-down of the exercise price. The portion of the share units and the portion of the options which reflects a discount to the fair market value of Common Stock at the date of grant is subject to forfeiture until the participant has participated for three consecutive years in the DCP or until the participant’s age plus the number of years of service to the Company exceeds 65. At December 31, 2002, stock units and options relating to a total of 1,414,132 shares were credited to employee accounts under the DCP.

      If the Incentive Plan is approved by shareholders, the shares to be delivered in connection with DCP stock units and options will be drawn from the Incentive Plan. The Incentive Plan will reserve a pool of 4 million shares for delivery in connection with the DCP. 1,414,132 of these shares will be used to settle obligations under the DCP existing as of December 31, 2002, and an estimated 300,000 will be used to settle obligations which the Company anticipates have arisen during the first quarter of 2003. The DCP will be treated as a program implemented under the authority of the Incentive Plan. Stock units under the DCP are in the nature of deferred stock awards, described below.

Description of the Incentive Plan

      The following is a brief description of the material features of the Incentive Plan. This description is qualified in its entirety by reference to the full text of the Incentive Plan, a copy of which is attached to this Proxy Statement as Appendix 4.

     Shares Available Under the Incentive Plan

      The Incentive Plan contains two separate share reservations for awards. For purposes of most Plan awards, the Incentive Plan will provide for an “evergreen” share reservation, like the 1999 Plan. An equity award may be granted if the shares subject to the award, plus the number of shares subject to other outstanding awards under the Incentive Plan’s evergreen authorization or the 1999 Plan’s evergreen authorization, do not exceed 30% of the Company’s Common Stock outstanding immediately before the grant. An award of an option or SAR is considered to be “outstanding” for purposes of the evergreen authorization until it is exercised, and other awards are considered to be “outstanding” until all service based vesting requirements have been met. In any event, all awards are considered “outstanding” for the remainder of the calendar year in which they are granted. Awards that are to be satisfied out of the fixed pool of shares reserved for the DCP are not treated as outstanding and therefore are not counted against the evergreen limitation. The 1999 Plan’s evergreen limitation was similar in operation, except that its limit was 25% of the outstanding class. Options granted in connection with the 1999 spinoff transaction involving Investment Technology Group, Inc. are not treated as outstanding for purposes of the evergreen limitation in either the 1999 Plan or the proposed Incentive Plan. The Incentive Plan separately limits the number of shares that may be subject to incentive stock options to 2.5 million (subject to adjustment), which would count against the evergreen share limitation. See “Stock Options and SARs.”

      As discussed above, the Incentive Plan also reserves 4 million shares for options and deferred shares granted upon the elective deferral of cash compensation by employees under the DCP. Of this number, approximately 1.4 million shares will be used to settle deferred compensation obligations existing under the DCP as of December 31, 2003, and an estimated 300,000 shares may be required to account for deferrals in the first quarter of 2003. If no shares remain available for the DCP under this fixed share reservation, further DCP awards could be satisfied out of the shares reserved under the evergreen reservation. Shares drawn from the fixed DCP pool which are used for restricted stock which is forfeited, for options which expire prior to exercise, for payment of the exercise price of an award, are withheld by or surrendered to the Company to satisfy withholding tax obligations, or which are terminated for any other reason without issuance of shares to the participant, will be deemed to be available again under the fixed pool for future awards.

      Based on the Company’s equity award and deferral plans in effect and outstanding awards at December 31, 2002, if shareholders approve the Incentive Plan, the total number of shares which would have been available for future awards under all such plans plus the number of shares subject to outstanding options, non-vested awards and deferrals as of December 31, 2002 would have been 12,085,612 shares, or 44.8% of the shares then outstanding. The foregoing figure excludes the Company’s two stock purchase plans for employees and its plans qualified under Section 401 of the Internal Revenue Code (i.e., the Profit Sharing Plan and the ESOP). The Company may in the future adopt other plans relating to common stock. Shares delivered under the Incentive Plan may be either newly issued or treasury shares.

      On March 24, 2003, the last reported sale price of the Company’s Common Stock in consolidated trading of New York Stock Exchange-listed securities was $38.72 per share.

     Per-Person Award Limitations

      The Incentive Plan includes limitations on the amount of awards that may be granted to a participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Code. Under this annual per-person limitation, a participant may be granted share-based awards under the Incentive Plan up to his or her “Annual Limit.” The Annual Limit equals one million shares plus the amount of the participant’s unused Annual Limit relating to share-based awards as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. With respect to annual incentive awards, the maximum amount payable to a participant in settlement of such awards relating to a given fiscal year will be

(1) in the case of the Chief Executive Officer or any other executive officer principally having firm-wide responsibilities, 25% of profits after taxes (but before payment of bonuses to all employees), and

(2) in the case of an executive officer or other person principally having responsibilities for one or more business units, the greatest of 30% of the net income of such business unit(s), 10% of the revenues of such business unit(s), or 25% of the economic value created by such business unit(s).

      With respect to performance awards other than annual incentive awards which are not valued by reference to Common Stock at the date of grant, the participant’s Annual Limit equals $6 million plus the amount of the participant’s unused cash Annual Limit as of the close of the previous year. The per person limits for stock-based awards, annual incentive awards, and other cash-denominated performance awards each are independent of each other. These limits apply only to awards under the Incentive Plan, and do not limit the Company’s ability to enter into compensation arrangements outside of the Incentive Plan.

     Adjustments to Shares Reserved, Awards and Award Limits

      In the event of a large, special or non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, or other similar corporate transaction or event affecting the Common Stock, the Committee may adjust the number and kind of shares subject to the share limitations (including the number of shares in the DCP pool and the number reserved for incentive stock options) and the number of shares in the share-based Annual Limit. The Committee may also adjust outstanding awards upon occurrence of these events in order to preserve the award without enhancing the value of the award. These adjustments may include changes to the number of shares subject to an award, the exercise price or share price referenced in the award terms (such as an SAR’s base price), and other terms of the award. The Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles.

     Eligibility

      Officers and employees of the Company and its subsidiaries, and any other person who provides substantial personal services to the Company or its subsidiaries (other than solely as a director) will be eligible to be granted awards under the Incentive Plan. A prospective employee may be granted an award, but no value may be realized by the person if the person does not become an employee. Under the 1999 Plan, approximately 834 persons held outstanding awards at December 31, 2002. No determination has been made whether awards will be granted more or less broadly under the Incentive Plan than has been the practice under the 1999 Plan.

     Administration

      The Incentive Plan will be administered by the Committee, except that the Board may itself act in place of the Committee to administer the Incentive Plan. The members of the Committee must be non-employee directors. Subject to the terms and conditions of the Incentive Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted, select the number of shares to which awards will relate or the amount of an annual incentive award, specify times at which awards will be exercisable or settled, establish performance conditions that may be required as a condition to the vesting of an award, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the Incentive Plan, and make all other determinations which may be necessary or advisable for the administration of the Incentive Plan. Nothing in the Incentive Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including executive officers. The Committee is permitted to delegate authority to executive officers for the granting of awards to employees who are below the executive officer level. The Incentive Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Incentive Plan.

     Stock Options and SARs

      The Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated “base price.” The exercise price of an option and the base price of an SAR are determined by the Committee, but generally may not be less than the fair market value of the shares on the date of grant (except as described below). The maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unexercised options at or following termination of employment or upon the occurrence of other events generally are fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares or other property (which may include through broker-assisted cashless exercise procedures) or by surrender of other outstanding awards having a fair market value equal to the exercise price. Methods of exercise and settlement and other terms of SARs will be determined by the Committee. SARs may be exercisable for shares or for cash, as determined by the Committee.

     Restricted and Deferred Stock/ Restricted Stock Units

      The Committee is authorized to grant restricted stock and deferred stock. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. The Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a shareholder of the Company, including the right to vote the shares and to receive dividends, unless otherwise determined by the Committee.

      Deferred stock gives a participant the right to receive shares at the end of a specified deferral period. Deferred stock which is subject to forfeiture conditions may be denominated as an award of “restricted stock units.” The Committee will establish any vesting requirements for these deferred stock or restricted stock units. One advantage of restricted stock units, as compared to restricted stock, is that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, so the Committee can require or permit a participant to continue to hold an interest tied to Common Stock on a tax-deferred basis. Prior to settlement, deferred stock awards, including restricted stock units, carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents will be paid or accrue if authorized by the Committee.

Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations

      The Incentive Plan authorizes the Committee to grant awards that are denominated or payable in Common Stock, valued in whole or in part by reference to the market price of the Company’s Common Stock, or otherwise based on or related to Common Stock. The Committee will determine the terms and conditions of such awards, including the exercise price of awards that allow a purchase of Common Stock, the periods during which awards will be outstanding, any forfeiture conditions and any restrictions on awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify.

      The Company intends to deliver shares authorized under the Incentive Plan in settlement of deferrals in the nature of deferred stock and options granted under the DCP. See “Relationship of Incentive Plan to Deferred Compensation Plan” above.

Performance-Based Awards

      The Committee may grant performance awards, which may be cash-denominated awards or share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted, becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Committee. If so determined by the Committee, in order to avoid the limitations on tax deductibility under Section 162(m) of the Code, the business criteria used by the Committee in establishing performance goals applicable to performance awards to the named executive officers will be selected from among the following:

•	earnings per share;

•	revenues;

•	cash flow;

•	cash flow return on investment;

•	return on net assets, return on assets, return on investment, return on capital, return on equity, or profitability;

•	economic value created (“EVC”);

•	operating margins or profit margins;

•	earnings before or after taxes; pretax earnings; pretax earnings before interest, depreciation and amortization; operating earnings; pretax operating earnings, before or after interest expense and before or after incentives, service fees, and extraordinary or special items; net income;

•	total shareholder return or stock price;

•	book value per share; and

•	expense management; improvements in capital structure; working capital; and costs.

      These goals may be set with fixed, quantitative targets, targets relative to past Company performance, or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison. EVC means the amount by which a business unit’s income exceeds the cost of the capital used by the business unit during the performance period, as determined by the Committee. Earnings of a business unit may be before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, and general and administrative expenses for the performance period, if so specified by the Committee.

Annual Incentive Awards

      One type of performance award that may be granted under the Incentive Plan is Annual Incentive Awards, settleable in cash or in shares upon achievement of preestablished performance objectives achieved during a specified period of up to one year. The Committee generally must establish the terms of annual incentive awards, including the applicable performance goals and the corresponding amounts payable (subject to per-person limits), and other terms of settlement, and all other terms of these awards, not later than 90 days after the beginning of the fiscal year.

      As stated above, annual incentive awards granted to named executives are intended to constitute “performance-based compensation” not subject to the limitation on deductibility under Section 162(m). In order for such an annual incentive award to be earned, one or more of the performance objectives described in the preceding paragraph will have to be achieved. The Committee may specify additional requirements for the earning of such awards.

Other Terms of Awards

      Awards may be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award, including shares issued upon exercise of an option, in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of the Company’s obligations under the Incentive Plan. The Committee may condition awards on the payment of taxes, such as by withholding a portion of the shares or other property to be distributed in order to satisfy tax obligations. Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may permit transfers on a case-by-case basis to beneficiaries during the participant’s lifetime, for estate planning or other purposes that are consistent with the incentive purpose of the Plan.

      Awards under the Incentive Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in substitution for, exchange for or as a buyout of other awards under the Incentive Plan, awards under other Company plans, or other rights to payment from the Company, and may exchange or buy out outstanding awards for cash or other property. The Committee also may grant awards in addition to and in tandem with other awards or rights. In granting a new award, the Committee may determine that the in-the-money value of any surrendered award may be applied to reduce the exercise price of any option, base price of any SAR, or purchase price of any other award.

Dividend Equivalents

      The Committee may grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of shares of Common Stock while an award is outstanding. These amounts may be in the form of cash or rights to receive additional Awards or additional shares of Common Stock having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award. Typically, rights to dividend equivalents have been granted in connection with restricted stock units, so that the participant can earn amounts equal to dividends paid on the number of shares covered by the award while the award is outstanding.

Vesting, Forfeitures, and Related Award Terms

      The Committee may, in its discretion, determine the vesting schedule of options and other awards, the circumstances that will result in forfeiture of awards, the post-termination exercise periods of options and similar awards, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.

Amendment and Termination of the Incentive Plan

      The Board may amend, suspend, discontinue, or terminate the Incentive Plan or the Committee’s authority to grant awards thereunder without shareholder approval, except as required by law or regulation or under the New York Stock Exchange rules. Under proposed rules now under consideration, The New York Stock Exchange would require shareholder approval of material modifications to plans such as the Incentive Plan. Under these rules, shareholder approval will not necessarily be required for amendments which might increase the cost of the Incentive Plan or broaden eligibility. Unless earlier terminated, the Incentive Plan will terminate ten years after its approval by shareholders.

Federal Income Tax Implications Of The Incentive Plan

      The Company believes that under current law the following Federal income tax consequences generally would arise with respect to awards under the Incentive Plan. The grant of an option or an SAR will create no federal income tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an option which is an ISO, except that the alternative minimum tax may apply. Upon exercising an option which is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.

      Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant’s sale of shares acquired by exercise of an option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in such shares. The tax “basis” normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option’s exercise. A participant’s sale of shares acquired by exercise of an SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the tax “basis” in the shares, which normally is the amount he or she recognized as ordinary income in connection with the SAR’s exercise.

      The Company normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with an option or SAR, but no tax deduction relating to a participant’s capital gains. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods prior to selling the shares.

      The Company may, however, permit participants to elect to defer taxation upon certain exercises of options other than ISOs. Under such a transaction, the participant must pay for the option exercise by surrendering shares, and the option shares that represent the gain upon exercise are deferred as to delivery by the Company. The participant generally should not realize income upon exercise, but will realize ordinary income equal to the value of shares delivered at the end of the specified deferral period. The Company is not entitled to a tax deduction at the time of exercise, but becomes entitled to a tax deduction at the time shares are delivered at the end of the deferral period. Proposed legislation may limit the ability of participants to make this kind of deferral.

      With respect to awards other than options and SARs that result in a transfer to the participant of cash or shares or other property, if no restriction on transferability or substantial risk of forfeiture applies to the transferred amounts, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares or other property actually received at the time received. If the Company grants an award of deferred stock or permits the participant to elect to defer receipt of cash or shares under a Plan award, the participant will defer the time he or she becomes subject to income tax, and the Company’s right to claim a tax deduction will be likewise deferred. If a restriction on transferability and substantial risk of forfeiture applies to shares or other property transferred to a participant under an award (such as, for example, restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In all cases, the Company generally can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed in the following paragraph. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

      As discussed above, compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Code Section 162(m), and therefore remains fully deductible by the Company. Under the Incentive Plan, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant, annual incentive awards to employees the Committee expects to be named executive officers at the time compensation is received, and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such “performance-based” compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the Incentive Plan will be fully deductible under all circumstances. In addition, other awards under the Incentive Plan generally will not so qualify, so that compensation paid to certain executives in connection with such awards may, to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceed $1 million in a given year, not be deductible by the Company as a result of Section 162(m).

      The foregoing provides only a general description of the application of federal income tax laws to certain awards under the Incentive Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Incentive Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the Incentive Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

New Plan Benefits Under the Incentive Plan

      Awards under the Incentive Plan generally will be granted in the discretion of the Committee. Therefore, except as described below, the type, number, recipients, and other terms of such awards cannot be determined at this time. Information regarding the Company’s recent practices with respect to annual incentive awards and stock-based compensation under the similar 1999 Plan is presented in the “Summary Compensation Table” elsewhere in this Proxy Statement and in the Company’s financial statements for the fiscal year ended December 31, 2002, in the Annual Report on Form 10-K which accompanies this Proxy Statement.

      The Compensation Committee has authorized grants of restricted stock to Mr. Handler and Mr. Shaw as reflected in the table below. The grants relate to 2003 and 2004 compensation, and are subject to shareholder approval of the Incentive Plan. The restricted shares, when granted, will become fully vested three years from the date of grant, and will be subject to a performance condition requiring that a minimum level of earnings per share be attained.

NEW PLAN BENEFITS

2003 Incentive Compensation Plan

Name and Position	Number of Shares

Richard B. Handler, Chairman & Chief Executive Officer	300,000
John C. Shaw, Jr., President and Chief Operating Officer	100,000
All Executive Officers as a Group	400,000

      If shareholders decline to approve the Incentive Plan, the awards described in the table above will be replaced with awards under the 1999 Plan and other awards will not be granted under the Incentive Plan to the extent necessary to meet the requirements of Treasury Regulation 1.162-27(e)(4). If the Incentive Plan is not approved, the 1999 Plan and DCP will remain in effect in accordance with their terms.

Vote Required For Approval

      Approval of the Incentive Plan will require the affirmative vote of holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter.

      The Board of Directors considers the Incentive Plan to be in the best interests of the Company and its shareholders and therefore recommends that shareholders vote FOR approval of the Incentive Plan at the Annual Meeting.

EQUITY COMPENSATION PLAN INFORMATION

      The following table provides a summary of the Company’s compensation plans (other than certain tax qualified plans, such as its 401(k) and ESOP), under which equity securities of the Company were authorized for issuance as of December 31, 2002.

Number of Securities
		Weighted-average	Remaining Available for
	Number of Securities	Exercise Price of	Future Issuance Under
	to be Issued Upon	Outstanding	Equity Compensation
	Exercise of	Options,	Plans (excluding
	Outstanding Options,	Warrants and	securities reflected in
	Warrants and Rights	Rights	column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,137,169	$30.71 (1)	1,545,977 (2)
Equity compensation plans not approved by security holders	1,414,132 (3)	$39.40 (1)	585,868
Total	4,551,301	$31.59 (1)	2,131,845

(1)	The weighted average exercise price of outstanding options, warrants and rights is calculated based solely on those awards that have a specified exercise price. If outstanding restricted stock units and similar rights were included, and deemed to have an exercise price of zero, the weighted average exercise price for plans approved by security holders would be $13.83, for plans not approved by security holders would be $9.81, and the total would be $13.15.

(2)	Of the shares remaining available for future issuance, the numbers of shares that may be issued as restricted stock or deferred stock were as follows: 712,403 shares under the 1999 Plan, 101,931 shares under the ESPP, 423,367 shares under the Supplemental Stock Purchase Plan, and 308,276 shares under the Director Stock Compensation Plan. These are equity incentive plans that also authorize the grant of options and other types of equity awards. The number of shares available for future grants under the 1999

Plan changes pursuant to a formula set forth in the plan. The formula establishes that the number of shares available for grant under the plan shall be equal to 25% of the total number of shares outstanding immediately prior to the grant. For this purpose, an option is “outstanding” until it is exercised and any other award is “outstanding” in the calendar year in which it is granted and for so long thereafter as it remains subject to any vesting condition requiring continued employment.

(3)	Shares reflected in the table were credited under the Deferred Compensation Plan, as amended and restated (the “DCP”). The DCP provides eligible employees with the opportunity to defer receipt of cash compensation for five years, with an optional deferral of an additional five years. Participants choose whether their deferred compensation is allocated to a cash-denominated investment subaccount, or to an equity subaccount. Amounts allocated to the investment subaccount are treated as if invested in a money market fund or other similar vehicle selected by the participant from among choices made available by the Compensation Committee. Amounts allocated to the equity subaccount result in the crediting to the participant of restricted share units, options, or a combination of restricted share units and options referred to as an “equity unit.” Equity units typically consist of three restricted share units and an option to purchase one share of Company common stock. At the end of each Plan year, the participant’s investment subaccount is credited or debited with earnings and losses (net of investment management fees and expenses) as if invested for the Plan year (or applicable portion thereof) in the investment vehicle selected by the participant. Amounts allocated to the equity subaccount result in the crediting to the participant, on the last day of each calendar quarter, of restricted share units and/or options. Options are non-qualified stock options granted with an exercise price equal to 100% of fair market value of the underlying common stock on the date of grant. Restricted shares are allocated to a participant’s equity subaccount at a predetermined discount of up to 15% of the volume weighted average market price per share of the Company common stock on the last day of the quarter. The option purchase price is set by the Compensation Committee prior to the Plan Year, and may represent a discount of up to 50% of the value of an option calculated under a Black-Scholes option pricing methodology. If an “equity unit” is to be allocated to a participant’s equity subaccount, the pricing of the restricted share units and options applies in the same way to the number of restricted share units and number of options that comprise an equity unit. A maximum of 2,000,000 shares are reserved for restricted share units and options under the DCP. Restricted share units will be credited with dividend equivalents on the last day of each quarter, which will be converted into additional share units in accordance with the terms of the DCP. Restricted share units and options, and the terms thereof, are subject to equitable adjustment by the Compensation Committee in the event of certain extraordinary corporate events. The discounted portion of any amounts credited is forfeitable until the participant has participated in the DCP for three consecutive years or until the participant’s age plus the number of years of service to the Company exceeds 65. Options will become exercisable on the first anniversary of the third year after the year in which the option was granted, or earlier upon the participant’s death or retirement. Options expire at the end of the fifth year after the year of grant or 60 days after termination of employment other than due to death.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

      The Board of Directors of the Company held six meetings during 2002. Each incumbent member of the Board of Directors attended, during his term of office, at least 75% of the total number of 2002 meetings of the Board of Directors and Committees thereof, of which such Director was a member.

      The Board of Directors has an Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee.

      The current Audit Committee members are W. Patrick Campbell, Chairman, Frank J. Macchiarola and Richard G. Dooley. Each of the Audit Committee members is an independent director as required by the rules of the New York Stock Exchange. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements. The

Audit Committee has adopted a written charter which is attached as Appendix 1 to this Proxy Statement. During 2002, there were ten meetings of the Audit Committee.

      The current Compensation Committee members are Richard G. Dooley, Chairman, W. Patrick Campbell and Frank J. Macchiarola. The Compensation Committee is appointed by the Board to advise senior management on the administration of the Company’s compensation programs, review and approve the compensation of the Executive Officers and prepare any report on executive compensation required by the rules and regulations of the SEC. The Compensation Committee has adopted a written charter which is attached as Appendix 2 to this Proxy Statement. During 2002, there were seven meetings of the Compensation Committee.

      The Corporate Governance and Nominating Committee was established during 2002 and the current members of the of the committee are Frank J. Macchiarola, Chairman, W. Patrick Campbell and Richard G. Dooley. The Corporate Governance and Nominating Committee recommends individuals to the Board for nomination as members of the Board and its committees and develops and recommends to the Board a set of corporate governance principles applicable to the Company. The Corporate Governance and Nominating Committee has adopted a written charter which is attached as Appendix 3 to this Proxy Statement. During 2002, there were no meetings of the Corporate Governance and Nominating Committee.

DIRECTOR COMPENSATION

      Each non-employee Director (Messrs. Campbell, Dooley and Macchiarola) receives an annual retainer of $20,000, paid quarterly, $1,000 for attendance at each of six regular meetings of the Board, and $2,000 for attendance at each special meeting of the Board. In addition, the Chairmen of the Audit, Compensation and Corporate Governance and Nominating Committees are paid an annual fee of $3,000, and Directors receive $750 for each Committee meeting attended.

      Under the Company’s 1999 Directors’ Stock Compensation Plan (the “DSCP”), each non-employee Director may elect to receive annual retainer fees, Board and committee meeting fees and Chairman’s fees in the form of cash, stock options, deferred cash, or deferred shares. If a Director elects to be paid in the form of options, the number of options granted, valued using an option valuation methodology determined by the Board, shall have a value equal to the amount of such fees. Such options have an exercise price determined in accordance with the option valuation methodology used by the Board. Each option will vest and become exercisable as to 25% of the underlying shares on the June 30, September 30, December 31, and March 31 following the date of grant (or at a faster rate if options are granted at times other than the customary annual meeting date), except that an option will become fully exercisable at the end of the plan year if the Director serves through such date. Options will expire ten years after the date of grant, except that any part of the option not exercisable at the time a Director ceases to serve as a Director will expire at that time, regardless of the reason for the Director’s termination, and the part of an unexercisable option attributable to fees for service as Chairman or a member of a committee will expire at the time committee service terminates.

      A non-employee Director may elect to defer receipt of annual retainer fees (other than fees paid in the form of options), fees for service as chairman of a Board committee, and Board and committee meeting fees by filing an election prior to the beginning of the plan year. If such fees are deferred in the form of cash, the Company will credit a cash account established for the Director with the amount of fees deferred, at the date such fees otherwise would be payable to the Director. Interest will be credited to such account for a plan year at the prime interest rate in effect at the date of the preceding annual meeting of stockholders.

      If Directors’ fees are deferred in the form of deferred shares, the Company will credit a deferral account established for the Director with a number of deferred shares equal to the number of shares (including fractional shares) having an aggregate fair market value at the date fees otherwise would be payable equal to the amount of fees deferred in such form. Dividend equivalents equal to dividends declared and paid on the Common Stock will be credited on deferred shares then credited to a Director’s account, which amounts will be deemed to be reinvested in additional deferred shares.

      In addition, under the DSCP, an option to purchase 4,500 shares of stock will be granted each year to each incumbent Director of the Company who is then eligible to receive an option grant at the close of business on the day of the Company’s annual meeting of stockholders at which Directors are elected by the Company’s stockholders. Options granted as a result of each incumbent Director’s annual service become exercisable after 90 days from the date of grant and expire 5 years from the date of grant. A newly elected Director is also automatically granted an option to purchase 5,000 shares under the plan.

      Directors who are also employees of the Company are not paid Directors’ fees and are not granted options for serving as Directors.

      Each Director may participate in the Company’s Charitable Gifts Matching Program pursuant to which the Company will match 50% of allowable charitable contributions made by a Director, up to a maximum matching contribution of $1,500 per person per year.

      The children of Directors may also participate (along with the children of all employees of the Company) in the Boyd & Stephen Jefferies Educational Grant Program which provides scholarship awards for secondary and post-secondary education based on factors such as financial need, academic merit and personal statements. The grants are made by an independent scholarship committee, none of whose members are affiliated with the Company.

EXECUTIVE COMPENSATION

      Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2002, 2001, and 2000, of those persons who were, during 2002, (a) the Chief Executive Officer, (b) the other four most highly compensated Executive Officers of the Company specified by SEC rules, and (c) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the Company on December 31, 2002 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

					Long-Term Compensation
		Annual Compensation(1)(2)			Awards

					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
Name and		Salary	Bonus	Compensation	Award(s)(3)	Options/	Compensation(4)
Principal Position	Year	($)	($)	($)	($)	SARs(#)	($)

Richard B. Handler	2002	350,000	1,587,170	—	8,018,821	208,490	31,650
Chairman & Chief Executive Officer	2001	300,000	5,898,640	—	5,740,973	154,048	7,599
	2000	250,000	8,388,400	—	3,530,804	170,000	11,229
John C. Shaw, Jr.	2002	250,000	1,222,273	—	2,483,386	54,244	16,832
President & Chief Operating Officer	2001	250,000	3,012,758	—	1,939,422	27,699	7,599
	2000	250,000	5,404,000	—	—	190,000	11,229
Joseph A. Schenk	2002	275,000	757,005	—	637,502	21,097	7,919
Executive Vice Pres. & Chief	2001	275,000	1,596,899	—	34,848	35,159	7,599
Financial Officer	2000	275,000	1,718,000	—	—	—	11,229
Maxine Syrjamaki	2002	161,500	228,590	—	6,111	316	6,495
Controller	2001	161,500	259,495	—	8,102	534	7,599
	2000	161,500	263,500	—	—	—	11,229
Jerry M. Gluck	2002	214,000	282,250	—	8,205	375	6,495
Former General Counsel & Secretary	2001	214,000	283,728	—	5,795	303	7,599
	2000	214,000	236,000	—	—	—	11,229

(1)	In early 2002, the Compensation Committee authorized annual bonuses under the Pay-for-Performance Incentive Program payable for achievement of specified performance goals. Under the approved bonus formulas, the Company’s actual performance in 2002 would have entitled Mr. Handler to a cash bonus of

$7,785,389, Mr. Shaw to a cash bonus of $3,642,695, and Mr. Schenk to a cash bonus of $1,970,344. In light of the challenging business environment faced by the Company, the three executive officers requested that the Committee substantially reduce their 2002 bonus payouts under this Program and pay more in restricted stock and options. The Committee agreed to their request. The reduction for each of the executives was as follows: $3,664,239 for Mr. Handler, $1,778,290 for Mr. Shaw and $491,347 for Mr. Schenk (attributing value to an option in the amount ascribed to it by the Compensation Committee), for a total reduction of $5,933,876. The bonus amounts under this Program for 2002 were as follows: Mr. Handler, total bonus of $4,121,150, consisting of $1,672,070 cash and 61,380 shares of restricted stock; Mr. Shaw, total bonus of $1,864,405, consisting of $1,264,713 cash and 15,030 shares of restricted stock; and Mr. Schenk, total bonus of $1,284,997, consisting of $773,975 cash and 12,808 shares of restricted stock, plus a stock option to purchase 19,400 shares granted in January 2003. The “Bonus” column in the table above includes current year deferrals of $1 million, $500,000, and $200,000 for Messrs. Handler, Shaw and Schenk that was deferred through the Company’s Deferred Compensation Plan (the “DCP”). The dollar value of the restricted stock is included in the “Restricted Stock Awards” column together with the value of other restricted stock granted in 2002 as a long-term incentive under the 1999 Plan and restricted stock granted upon deferral of cash compensation for 2002 under the DCP, discussed in footnote(3).

(2)	The amounts shown include cash and non-cash compensation earned by the Named Executive Officers as well as amounts earned but deferred under the DCP or invested at the election of those Named Executive Officers. In addition, the Company has established investment entities and permitted executive officers and others to acquire interests in these entities, including interests paid for with bonus amounts shown in the table above. Such arrangements offer wealth-building opportunities to executive officers and employees similar to deferred compensation plans. Certain of these investment entities are funds that invest on a pari passu basis in all trading and investment activities undertaken by Jefferies’ High Yield division. See “Certain Relationships and Related Transactions.” Certain other investment entities hold equity and derivative securities including those of companies for which Jefferies or affiliates have provided investment banking and other services.

(3)	On December 31, 2002, Named Executive Officers held restricted shares of the Company with an aggregate market value as follows: Mr. Handler held 510,864 restricted shares with a market value of $21,440,961; Mr. Shaw held 141,032 restricted shares with a market value of $5,919,108; Mr. Schenk held 23,515 restricted shares with a market value of $986,941; Ms. Syrjamaki held 2,583 restricted shares with a market value of $108,397; and Mr. Gluck held 2,109 restricted shares with a market value of $88,515. In the case of Mr. Handler, restrictions on 112,986 restricted shares granted January 23, 2001 will lapse on June 30, 2003; restrictions on 150,000 restricted shares granted January 1, 2002 will lapse on January 1, 2004; restrictions on 210,000 shares granted March 29, 2001 will lapse on July 1, 2004; and restrictions on 102 shares granted under the ESPP on August 5, 2002 will lapse on December 31, 2003. In the case of Mr. Shaw, restrictions on 50,000 restricted shares granted January 1, 2002 will lapse on January 1, 2004; restrictions on 70,000 shares granted March 29, 2001 will lapse on July 1, 2004; and restrictions on 102 shares granted under the ESPP on August 5, 2002 will lapse on December 31, 2003. In the case of Mr. Gluck, restrictions on 57 shares granted under the ESPP on August 5, 2002 will lapse on December 31, 2003. At December 31, 2002, the restricted shares held by the Named Executive Officers included the following restricted shares acquired in quarterly transactions under the DCP: Mr. Handler, 37,776 shares; Mr. Shaw, 20,930 shares; Mr. Schenk, 23,515 shares; Ms. Syrjamaki, 2,583 shares; and Mr. Gluck, 2,052 shares. The risk of forfeiture on these shares for Mr. Shaw, Ms. Syrjamaki and Mr. Gluck has already lapsed, and the risk of forfeiture for Messrs. Handler and Schenk will lapse at December 31, 2004, earlier upon a change in control of the Company. Dividends are paid on restricted stock on the same basis as on unrestricted common shares.

(4)	The total amounts for 2002 shown in the “All Other Compensation” column include the following:

(a)	The Company’s matching contributions under the Company’s Section 401(k)/ Profit Sharing Plan (“PSP”). During the plan year ended November 30, 2002, Messrs. Handler, Shaw,

Schenk, Gluck and Ms. Syrjamaki each received $3,145 as the Company’s matching contributions.

(b)	Contributions and forfeitures under the Company’s Employee Stock Ownership Plan (“ESOP”). During the plan year ended November 30, 2002, each Named Executive Officer’s account was credited with 4 shares of the Company’s common stock at an original cost of $.9505 per share, for a total value of $99.79 as a result of such forfeitures. In addition, each Named Executive Officer’s account was credited with 149 shares as a Company contribution to the ESOP at a cost basis of $21.2758, for a total value of $3,164.23.

(c)	Forfeitures under the PSP. During the plan year ended November 30, 2002, the accounts of each of the Named Executive Officers was credited with $86 as a result of PSP forfeitures.

(d)	An amount equal to the interest which accrued and was forgiven in connection with loans made to Messrs. Handler, Shaw and Schenk to facilitate quarterly advances on a portion of their anticipated annual bonuses. The amount of interest forgiven for Mr. Handler was $25,155, for Mr. Shaw was $10,337 and for Mr. Schenk was $1,424.

OPTION/ SAR GRANTS TABLE

Option/SAR Grants in Last Fiscal Year

	Individual Grants(1)

			% of Total
	Number of		Options/
	Securities		SARs				Potential Realizable Value at
	Underlying		Granted to	Exercise	Market		Assumed Annual Rates of Stock Price
	Options/		Employees	or Base	Price on		Appreciation for Option Term
	SARs		in Fiscal	Price	Date of	Expiration
Name	Granted(#)		Year	($/Sh)	Grant($)	Date	0%	5%	10%

Richard B. Handler	1,865	(2)	*	$48.62	$48.62	12/31/2007	—	$29,367	$66,184
	2,116	(2)	*	$42.39	$42.39	12/31/2007	—	$27,610	$61,815
	2,366	(2)	*	$37.50	$37.50	12/31/2007	—	$25,906	$57,620
	2,143	(2)	*	$41.82	$41.82	12/31/2007	—	$24,760	$54,712
	100,000	(3)	9.2%	$47.00	$47.00	8/16/2007	—	$1,298,523	$2,869,397
	100,000	(3)	9.2%	$47.00	$47.00	8/16/2007	—	$1,298,523	$2,869,397
John C. Shaw, Jr.	932	(2)	*	$48.62	$48.62	12/31/2007	—	$14,676	$33,074
	1,058	(2)	*	$42.39	$42.39	12/31/2007	—	$13,805	$30,907
	1,183	(2)	*	$37.50	$37.50	12/31/2007	—	$12,953	$28,810
	1,071	(2)	*	$41.82	$41.82	12/31/2007	—	$12,374	$27,343
	25,000	(4)	2.3%	$47.00	$47.00	8/16/2007	—	$324,631	$717,349
	25,000	(4)	2.3%	$47.00	$47.00	8/16/2007	—	$324,631	$717,349
Joseph A. Schenk	4,650	(2)	*	$48.62	$48.62	12/31/2007	—	$73,221	$165,015
	423	(2)	*	$42.39	$42.39	12/31/2007	—	$5,519	$12,357
	473	(2)	*	$37.50	$37.50	12/31/2007	—	$5,179	$11,519
	428	(2)	*	$41.82	$41.82	12/31/2007	—	$4,945	$10,927
	33,333	(5)	3.1%	$45.00	$45.00	1/14/2007	—	$414,418	$915,756
	19,400	(6)	1.8%	$39.90	$39.90	1/28/2008	—	$213,859	$472,571
Maxine Syrjamaki	93	(2)	*	$48.62	$48.62	12/31/2007	—	$1,464	$3,300
	105	(2)	*	$42.39	$42.39	12/31/2007	—	$1,370	$3,067
	118	(2)	*	$37.50	$37.50	12/31/2007	—	$1,292	$2,874
Jerry M. Gluck	350	(2)	*	$48.62	$48.62	12/31/2007	—	$5,511	$12,421
	25	(2)	*	$42.39	$42.39	12/31/2007	—	$326	$730

*	This option accounts for less than 1% of the total number of options/ SARs granted to employees in the fiscal year.

(1)	Unless otherwise indicated, all options are non-qualified options which expire at the earlier of the date indicated in the table, the date of termination of the executive’s employment for any reason with respect to the unvested portion of any option, or the date 60 days after termination of employment with respect to the vested portion of any option. The exercise price may be paid in cash, by surrender of previously acquired shares, or in any other manner permitted by the Compensation Committee, and the executive may elect to pay applicable withholding taxes in cash, by having option shares withheld by the Company, or by surrendering previously acquired shares to the Company.

(2)	Options were granted in connection with the DCP. These non-qualified stock options were granted in lieu of payment of cash compensation, at a rate of $10 of forgone compensation for each option (this amount is a “premium” and does not pay down the exercise price). If the aggregate option purchase price represents a discount from the Black-Scholes value of the options at the acquisition date, a portion of the options, proportionate to the discount, will be forfeitable until the earlier of January 1, 2005, death, retirement, three consecutive years of participation in the Plan, until the participant’s age plus the number of years in service to the Company exceeds 65, or until a change in control of the Company. The options will become exercisable at January 1, 2005, except that, if employment terminates for any reason, the options (other than the portion, if any, that is forfeited) will become immediately exercisable. Following any termination of employment (other than upon death), the options will remain outstanding for only 60 days (but in no event past the stated expiration date).

(3)	33,333 shares will become vested and exercisable on each of August 15, 2003, and August 15, 2004, and the remainder will become vested and exercisable on August 15, 2005.

(4)	8,333 shares will become vested and exercisable on each of August 15, 2003, and August 15, 2004, and the remainder will become vested and exercisable on August 15, 2005.

(5)	Options will become fully vested and exercisable on January 1, 2005.

(6)	Options are fully vested and exercisable.

AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION/ SAR VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
	Shares		Options/SARs At FY-		Options/SARs At FY-
	Acquired On	Value	End(#) Exercisable(E)/		End($) Exercisable/
Name	Exercise(#)	Realized($)	Unexercisable(U)		Unexercisable(1)

Richard B. Handler	—	—	506,488	(E)	$9,428,122	(E)
			312,538	(U)	$638,280	(U)
John C. Shaw, Jr.	—	—	274,967	(E)	$5,308,509	(E)
			81,943	(U)	$177,038	(U)
Joseph A. Schenk	—	—	52,733	(E)	$40,158	(E)
			7,800	(U)	$17,145	(U)
Maxine Syrjamaki	—	—	14,045	(E)	$272,613	(E)
			854	(U)	$5,230	(U)
Jerry M. Gluck	—	—	17,545	(E)	$340,548	(E)
			678	(U)	$3,849	(U)

(1)	At December 31, 2002, the closing price of the Company’s Common Stock was $41.97, which was the price used to determine the year-end value tables.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and Executive Officers, and persons who beneficially own more than 10% of the Company’s outstanding Common Stock, to file with the SEC, by a specified date, initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5. Directors, Executive Officers, and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION, REPORT OF THE AUDIT COMMITTEE and the Performance Graph on page 31 shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors, the members of which in 2002 were Messrs. Campbell, Dooley, and Macchiarola, and, before his retirement, Mr. Sheldon B. Lubar, has furnished the following report on executive compensation:

      To:     The Board of Directors and Shareholders of Jefferies Group, Inc.

      Under the supervision of the Compensation Committee, each member of which is a non-employee Director, the Company has developed and implemented compensation for executives in a manner intended to enhance the Company’s profitability and thus shareholder value. We have established compensation policies, plans and programs for executive officers that are designed to provide competitive levels of compensation, reward productivity and profitability, attract talented employees and encourage long-term service to the Company.

      We administer the 1999 Plan, which provides for cash-based incentive awards. These awards constitute a major portion of each executive’s total compensation opportunity. The Plan also provides for grants of stock options, restricted stock and other share-based awards. We believe that such awards, which provide increasing rewards to executives if the value of the Company’s stock rises during the life of the award, can benefit the Company by encouraging a long-term focus and by aligning the interests of executive officers with the interests of shareholders.

      In implementing compensation policies, plans, and programs for 2002, we considered the effects of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a public company’s tax deduction for compensation to its chief executive officer and any of the four other most highly compensated executive officers in excess of $1 million in any tax year. Under Section 162(m), compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible even though such compensation may (together with other compensation) exceed $1 million in a given year. We seek to preserve the tax deductibility of compensation to executive officers, to the extent that this objective does not impair the operation and effectiveness of the Company’s compensation policies and programs. To this end, the 1999 Plan was designed and has been implemented in a manner so that annual incentive awards, stock options, and some restricted stock awards granted to senior executives can qualify as “performance-based compensation” that will remain fully deductible by the Company. The 2003 Incentive Compensation Plan that we are proposing for approval of shareholders at the 2003 Annual Meeting likewise contains terms that will allow cash incentive awards, stock options, stock appreciation rights, and other awards to qualify under Section 162(m). We retain the flexibility, however, to enter into arrangements that may result in nondeductible compensation to executive officers, which may include non-qualifying awards under the 1999 Plan or 2003 Plan. We believe, however, that no compensation otherwise deductible for 2002 was subject to the Section 162(m) deductibility limit.

Compensation Paid to Executive Officers Generally

      Annual compensation paid to executive officers in 2002, including the named executive officers, generally consisted of a base salary and/or draw and an annual bonus which was determined (i) in whole or in part by reference to, for some executives, earnings per share, return on equity, and pre-tax profit margin, and, for one executive, net earnings of the Company. In addition, in the case of certain executive officers with predominantly administrative functions, in determining the amount of annual bonus payable, we considered individual initiative and performance.

      The Company is engaged in a highly competitive business, and its success depends on the leadership of senior executives and the talent of its key employees. In order to retain highly capable individuals, we review information concerning compensation to executive officers of competitors, including how such compensation correlates to performance. To be consistent, in 2000 we identified a “peer group” of public companies based on comparable business activities and competition for clients and executive talent. We also considered size of the companies in selecting this group, but found it necessary to include companies that range broadly in size in order to have a group that met our other criteria. In 2002, this group consisted of six companies.

      We use the peer group information to provide general guidance in our decision making, providing context for our decisions on compensation and performance rather than precise competitive standards. We consider the peer group information also to identify trends in the industry. We do not attempt to target an executive officer’s total compensation to a particular level or percentile of the average compensation payable to peer group executives. We have retained Mercer Human Resource Consulting to assist us in setting the compensation of our most senior executive officers.

      In making decisions on executive compensation, we recognize that the Company is a unique organization, with few, if any, true “peers” in the industry. We seek to promote an entrepreneurial culture that is driven by highly talented and productive individuals. In contrast to many other companies, our two most senior executives have roles that blend both management and production responsibilities. The level of compensation of high-performing producers in the industry generally is high, regardless of executive duties. Our approach has been to maintain the compensation opportunities of executives who also are key producers, but to tie these opportunities to the performance of the Company as a whole.

      The amount of each executive officer’s base salary is intended to provide a predictable level of income to enable the executive to meet living expenses and financial commitments. In 2002, certain executive officers also received draws, which were forfeitable, against potential bonus amounts. In response to the Sarbanes-Oxley legislation, the Company has eliminated draws for its top officers. We generally have sought to pay salaries not higher than median levels of competitive organizations, although our determination of the level of base salary is subjective.

      We implement the 1999 Plan’s authorization of cash performance awards by means of the Pay-For-Performance Program. Under that Program, we determined formulas for payment of an annual bonus to executive officers by a date early in 2002, so that the performance goals and potential rewards could positively influence executives during the year. The levels potentially earnable in an executive’s incentive opportunity are set, taking into account other components of compensation, with a view to providing an overall compensation opportunity that is competitive and comparable to our established levels of recent compensation for similar performance results. In particular, these formulas provided for no annual bonus if threshold levels of performance were not achieved, a targeted amount of annual bonus for achievement of target performance, and greater- or less-than target payouts for performance that exceeded or fell short of the specified target levels (as the case may be), up to a specified maximum payout. We received significant input from the Chief Executive Officer (the “CEO”) in determining the bonus formulas for executive officers other than the CEO and the President. We have in some cases considered requests from the affected executive in setting the elements and amounts of the executive’s compensation.

      The setting of the levels and other terms of annual incentives potentially payable under the Pay-For-Performance Incentive Plan involves our subjective determinations. In addition, we reserve the right to adjust bonus amounts downward, in our discretion, under the Program. During 2002, in light of the challenging business environment faced by the Company, three executive officers (Messrs. Handler, Shaw and Schenk) approached the Committee and requested that the Committee substantially reduce their bonus payouts for 2002, a request we viewed as consistent with their leadership positions in the firm. We determined to make downward adjustments to the bonus compensation of three executive officers, despite the fact that the measured performance of the Company would have justified substantially greater payouts under the Program.

      In some cases, we require or permit portions of annual bonus awards to be deferred, and to be deemed invested in specified investment vehicles during the period of deferral. The Company has implemented the Jefferies Group, Inc. Deferred Compensation Plan (the “DCP”), which permits executive officers and other eligible employees to defer cash compensation, some or all of which is deemed invested in restricted stock units and, in some cases, stock options. A portion of the deferrals may also be directed to notional investments in a money market fund or certain of the employee investment funds described under the caption “Certain Relationships and Related Transactions.” Restricted stock units are credited to participants at a discount we establish each year, up to 15%, and options are credited at a price we establish each year representing a discount from the estimated Black-Scholes value attributable to an option (this price remains fixed throughout the year). An option has an exercise price equal to 100% of the fair market value of a share on the date of grant. The amounts of salary and bonus deferred by named executive officers are reflected on the Summary Compensation Table without regard to deferral, except that the stock options acquired under the DCP are shown in the appropriate column and the amounts of salary or bonus have been reduced by the amounts attributable to the acquisition of the options.

      We granted equity-based awards as 2002 compensation, apart from the DCP, to executive officers, primarily in the form of options and restricted stock. We paid a portion of the annual bonus earned by the CEO and two other executive officers (the Chief Operating Officer and Chief Financial Officer) under the Pay-For-Performance Incentive Program in the form of restricted stock, which requires continued service after the performance year in order to vest. These grants in lieu of annual bonus generally have two year vesting periods, and usually are made with the concurrence of the affected executive officer. Where equity awards are intended as an additional element of long-term compensation, the grant generally is based on our review of trends in the compensation of executives in the securities industry and our subjective judgment as to the appropriate level of total compensation for the executive officer. Long-term equity-based awards serve both to align the interests of executive officers with those of shareholders and to promote retention and long-term service to the Company.

      We have separately provided ways for executive officers to defer gains on option exercises or settlement of other equity awards, with such deferrals required to remain in the form of an interest in shares of Company stock. This encourages long-term ownership of a significant equity stake in the Company, which we believe is important to promoting a culture of entrepreneurship. The cost of such a program to the Company results mainly from deferring the time at which tax deductions for the equity compensation may be claimed.

Compensation Paid to the Chief Executive Officer in 2002

      Our Committee is responsible for evaluating the performance and establishing the compensation level of the Company’s CEO, Richard B. Handler.

      Mr. Handler’s compensation package for 2002 was intended to motivate and reward him for achieving pre-determined goals with respect to earnings per share, return on average equity and pre-tax profit margin, and to provide equity-based compensation that would closely align his interests with those of shareholders. In setting Mr. Handler’s compensation opportunities for 2002, we intended that such compensation would be generally competitive with that of chief executive officers of other comparable companies in the securities industry, with a large percentage of this compensation based upon achievement of objective performance goals. As discussed above, the level of compensation for Mr. Handler also reflects his significant contributions to the Company as a producer, particularly with respect to the High Yield division, in addition to his duties as CEO. Since he assumed the duties of CEO, we have tied his bonus compensation to performance of the Company as a whole, and focused on creating long-term shareholder value through an emphasis on stock awards.

      For 2002, Mr. Handler’s compensation consisted of a base salary of $350,000, an incentive award implemented under and subject to the terms of the Pay-for-Performance Program and equity awards under the 1999 Plan. We set the level of salary with a view to providing a non-performance based element of compensation that was certain as to payment, recognizing that some trade-off exists between a desire to avoid exposing the CEO to compensation risk and the desire to align the interests of the CEO as closely as possible with those of the Company’s shareholders.

      By early in 2002, we finalized the performance goals for Mr. Handler’s annual incentive award, and specified that the target bonus amount payable for achieving the targeted levels of earnings per share, return on average equity and pre-tax profit margin for 2002 would be $7.5 million, an increase of approximately 7% above the target bonus for 2001. We provided for quarterly payouts of a portion of the bonus based on achievement of quarterly performance goals. As discussed above, we reserved the right to adjust bonus amounts downward, in our discretion, under the Pay-For-Performance Program. With the concurrence of the CEO, we reduced cash bonus compensation for the year by $4,031,601, and paid $2,081,718 in restricted stock rather than cash as compared to the level of bonus earned based on measured performance of the Company against our preset goals. This reduction demonstrated leadership in the face of difficult business conditions.

      Company performance for 2002 exceeded the target levels for the performance goal as a whole and for the earnings per share and pre-tax profit margin components of the performance goal. This would have entitled the CEO to a bonus of $7.785 million under the Pay-for-Performance Incentive Program, an amount in excess of the target bonus. As discussed above, in light of the business challenges faced by the Company, the CEO and two other executives requested that we substantially reduce their bonus payouts for 2002. We determined to do so, and to pay a portion of the bonus in the form of a grant of restricted stock. The reduced bonus paid to the CEO totaled $4.121 million, calculated in the manner specified for disclosure in the Summary Compensation Table, consisting of $1.672 million cash and 61,380 shares of restricted stock. Mr. Handler elected to defer portions of the bonus under the DCP, resulting in crediting of additional restricted stock and options under the DCP deferral terms, as described above.

      We granted restricted stock and stock options to the CEO as part of his 2002 compensation, to provide a substantial component of compensation that would focus the CEO on long-term growth in the value of the Company’s stock. We calculated the value of the restricted stock and the options and determined the amount of shares to be granted based on our targeted levels of total compensation for the CEO. A grant of 150,000 shares of restricted stock was authorized in late 2001, subject to a performance condition requiring that a minimum level of earnings per share be attained in 2002. This performance condition was established to qualify the award as “performance based” under Section 162(m) of the Internal Revenue Code. Option grants likewise are a part of each year’s compensation package, but our practice is to make grants for a given year in advance of the year. The option grant treated as part of the CEO’s 2002 compensation covered 150,000 shares, exercisable at $36.05 per share, and was effective November 20, 2001. This is reflected as 2001 compensation in the Summary Compensation Table. In August 2002, we granted an option to the CEO covering 200,000 shares, exercisable at $47.00 per share. This grant, reflected as 2002 compensation in the Summary Compensation Table, represents a portion of the CEO’s 2003 and 2004 compensation; we will not authorize a regular option grant to the CEO in 2003 (although Mr. Handler may acquire options under the DCP). The option has a one year longer than normal vesting schedule. We determined to grant this equity component of compensation to cover the two-year period, 2003 and 2004, as part of our determination to hold the total target compensation for the CEO level in those two years, to provide for an award linked to the performance of our stock with a strong inducement to long-term service, and to recognize the fact that, despite the industry downturn, the Company’s performance has continued to be strong in large part due to the leadership of the CEO.

      The foregoing report has been furnished by:

Richard G. Dooley, Chairman, W. Patrick Campbell,

& Frank J. Macchiarola

* * *

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee has reviewed and discussed the audited financial statements with management to ensure that the financial statements were prepared in accordance with generally accepted accounting principles and accurately reflect the financial position of the Company. The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, and has received written disclosures and a required letter from the independent auditors regarding their independence. Based upon its discussions with management, review of the independent auditor’s letter, discussions with the independent auditors and other appropriate investigation, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K. The Audit Committee has reviewed the non-audit fees described below and has concluded that the amount and nature of those fees is compatible with maintaining the independent auditor’s independence.

      The foregoing report has been furnished by:

W. Patrick Campbell, Chairman

Frank J. Macchiarola and
Richard G. Dooley

* * *

INFORMATION REGARDING AUDITORS’ FEES

      The following fees were paid by the Company to the independent auditors for services rendered during 2002:

Audit Fees — The Company’s independent auditors have billed the Company for audit fees in an aggregate amount of $682,327 for 2002, and $589,723 for 2001. These amounts include fees for professional services rendered as the Company’s principal accountant for the audit of its annual financial statements and review of financial statements included in the Company’s Form 10-Q filings, and for other services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees — The Company’s independent auditors have billed the Company for audit-related fees in an aggregate amount of $200,284 for 2002, and $314,965 for 2001. These amounts include fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” above. Specifically, the services provided included accounting questions regarding various issues including compensation, benefits, stock compensation and questions related to the Quarterdeck transaction (see “Certain Relationships and Related Transactions”).

Tax Fees — The Company’s independent auditors have billed the Company for tax fees in an aggregate amount of $107,835 for 2002, and $106,985 for 2001. These amounts include fees for tax compliance, tax advice and tax planning.

All Other Fees — The Company’s independent auditors did not bill the Company for any services not falling within the above categories during 2002 or 2001.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

      Set forth below is a line graph comparing the yearly change in the cumulative total shareholder return on the Company’s Common Stock against the cumulative total return of the Standard & Poor’s 500, and the Financial Service Analytics Brokerage (“FSA Composite”) Indices for the period of five fiscal years, commencing January 1, 1998 (based on prices at December 31, 1997), and ending December 31, 2002.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

Jefferies Group, Inc.’s Common, Standard & Poor’s 500 and FSA Composite Indices

	1997	1998	1999	2000	2001	2002

Jefferies Group, Inc.	100	122	150	215	293	292
FSA Composite	100	115	157	235	181	141
S&P 500	100	129	156	141	125	97

*	Normalized so that the value of the Company’s Common Stock and each index was $100 on December 31, 1997, assuming all dividends were reinvested and assuming the 1999 spin-off involving Investment Technology Group, Inc. (“ITG”) resulted in a one time dividend having a value equal to the opening market price of the ITG common stock immediately after the spin-off.

PENSION PLAN

      All employees of the Company prior to April 1, 1997, who are citizens or residents of the United States, who are 21 years of age, and who have completed one year of service with the Company are covered by the Jefferies Group, Inc. Employees’ Pension Plan (the “Pension Plan”), a defined benefit plan, which was originally adopted in 1964 and amended in January 1987. The Pension Plan is funded through contributions by the Company and earnings on existing assets in conformance with annual actuarial evaluations. The Pension Plan provides for annual benefits following normal retirement at age 65 equal to 1% of the employee’s covered remuneration from January 1, 1987, until termination of employment plus 20% of the first $4,800 and 50% of amounts exceeding $4,800 of annual average covered remuneration for 1985 and 1986, reduced proportionately for service of less than fifteen years (as of December 31, 1986). Benefits payable under the Pension Plan are not subject to deduction for Social Security benefits or other offsets.

      Covered remuneration for purposes of the Pension Plan includes the employee’s total annual compensation (salaries, bonuses and commissions) not to exceed $100,000 for 1985 and 1986, and $200,000 for 1987.

From 1988 through 1993, this latter dollar limitation was adjusted automatically for each plan year to the amount prescribed by the Secretary of the Treasury, or his delegate, for such plan year. From 1994 until 1996, the maximum covered remuneration was $150,000. From 1997 through 1999, the maximum covered remuneration was $160,000, for 2000 and 2001 the maximum covered remuneration was $170,000, and for 2002 the maximum covered remuneration was $200,000. An employee who retires upon normal retirement at age 65 with at least four years of service will receive a full vested benefit. An employee who retires at age 55 with at least four years of service will receive the normal retirement benefit reduced by  1/2% for each month benefit payments commence before age 65. Employees who terminate employment with the Company for reasons other than death or retirement will be entitled to the vested portion of their benefits at their normal or early retirement age. Benefits vest at the rate of 0% for the first year of service, 33% for each of the next two years of service, and 34% for the fourth year of service. The retirement benefits payable at age 65 for those employees with service prior to January 1, 1987, will be composed of two items: (1) a benefit for service up to December 31, 1986, in accordance with the original Pension Plan formula recognizing pay as the average of 1985 and 1986 remuneration up to $100,000, and (2) a benefit for service commencing on January 1, 1987, equal to 1% of covered remuneration through the date of termination. Total years of credited service apply to both the original and amended Pension Plans for purposes of determining vesting and eligibility.

      As of December 31, 2002, the estimated annual benefits payable upon retirement at normal retirement age for each of the Named Executive Officers of the Company are: Mr. Handler: $71,661; Mr. Shaw: $55,626; Mr. Schenk: $57,475; Ms. Syrjamaki: $52,321, and Mr. Gluck: $55,339.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Jefferies has extended credit to Messrs. Handler, Shaw and Schenk in margin accounts in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. The Company believes the foregoing transactions were on terms no less favorable to the Company than could have been obtained from unaffiliated parties.

      Executive officers and directors of the Company have direct and indirect interests in funds managed by Jefferies that invest on a pari passu basis in all trading and investment activities undertaken by Jefferies’ High Yield Division. Two of the funds, the Jefferies Partners Opportunity Funds (the “JPOFs”), are principally capitalized with equity contributions from institutional and high net worth investors. The third fund, Jefferies Employees Opportunity Fund (“JEOF” and, with the JPOFs, the “Funds”), is principally capitalized with equity investments from employees of the Company. Jefferies and certain executive officers and other employees have direct investments in all three Funds on terms identical to other fund participants, and indirect investments under deferred compensation arrangements that track the financial returns of direct investments. Mr. Handler, Chairman of the Board and Chief Executive Officer, has an aggregate interest of 2.92% in the total members’ equity in the Funds; Mr. Shaw, President and Chief Operating Officer, has an aggregate interest of 0.16% in such total members’ equity; Mr. Schenk, Executive Vice President and Chief Financial Officer, has an aggregate interest of 0.16% in such total member’s equity; Ms. Syrjamaki, Chief Financial Officer of Jefferies, has an aggregate interest of .01% in such total members’ equity; Mr. Feller, Secretary, General Counsel and Executive Vice President, has an aggregate interest of .03% in such total members’ equity; and Mr. Campbell, a Director of the Company, has an aggregate interest of .02% in such total members’ equity. The High Yield Division and each of the Funds share gains or losses on all trading and investment activities of the High Yield Division on the basis of a pre-established sharing arrangement related to the amount of capital each has available for such transactions. The sharing arrangement is modified from time to time to reflect changes in the respective amounts of available capital. As of December 31, 2002, the Funds were being allocated an aggregate of 64% of such gains and losses. The Funds also reimburse Jefferies for their share of allocable trading expenses. At year end 2002, the High Yield division had $945 million of combined pari passu capital available from the Funds (including unfunded commitments and availability under the Funds’ revolving credit facility) and Jefferies for use in the High Yield Division’s investment and trading strategy. The Funds have a revolving credit facility that is collateralized by their investments which is non-recourse to the Company. Jefferies receives a management fee from the JPOFs in an amount equal to 1%

per annum of the market value of their investments and is entitled to a carried interest of 20% of all distributions once investors have received a specified threshold return. JEOF pays Jefferies a management fee of 3% per annum and there is no carried interest. The Funds are actively managed by Mr. Handler. Investors in the Funds would have the right to redeem their investment should Mr. Handler cease actively managing the Funds.

      In 2001, Jefferies advanced funds to Mr. Schenk to facilitate his investment in the Funds and other investment entities available to employees. On December 31, 2002, Mr. Schenk repaid all of the remaining $500,000 principal amount of the loan and repaid all accrued interest with amounts payable to him from his annual bonus and from cash balances in his margin account. Jefferies has charged Mr. Schenk the same rate of interest on the loans as it charges on outstanding balances in margin accounts generally.

      In December 2002, the Company acquired all the outstanding common and special common units of Quarterdeck Investment Partners LLC (“Quarterdeck”) not previously owned by Jefferies or entities controlled by Jefferies. In January 2002, Messrs. Handler, Shaw and Schenk acquired indirect interests in Quarterdeck through an employee investment fund which made an aggregate investment of $1.6 million in Quarterdeck, of which Messrs. Handler, Shaw and Schenk directly or indirectly contributed an aggregate of $300,000. From January 2002 through December 2002, cash distributions were paid to the employee fund in the ordinary course of Quarterdeck’s business, according to the terms of Quarterdeck’s operating agreement. Accrued distributions for the account of each investor, including Messrs. Handler, Shaw and Schenk, were paid to the investors when the Company bought all the remaining interests in Quarterdeck in December 2002. The Company also purchased the interests of the employee investment fund for an aggregate purchase price of approximately $1.6 million, and as a result of which, Messrs. Handler, Shaw and Schenk received a return of their initial capital contribution. The Board of Directors of the Company reviewed and approved the terms of the Quarterdeck acquisition and the independent members of the Board reviewed and approved the terms of the acquisition of interests from the employee investment fund.

      Bonds Direct Securities LLC (“Bonds Direct”) is a provider of investment grade fixed income transaction execution for institutions acting as principal, which is majority owned by the Company. In addition to providing clearance, settlement and administrative support services to Bonds Direct, the Company and its affiliates routinely engage in principal transactions with Bonds Direct in the ordinary course of business. Mr. Handler, Mr. Shaw and Mr. Schenk each directly or indirectly own interests in an employee investment fund which has made subordinated loans to Bonds Direct. Ms. Syrjamaki and Mr. Gluck each have directly made a subordinated loan to Bonds Direct. Ms. Syrjamaki is also the Chief Financial Officer of Bonds Direct. The aggregate amount of Bonds Direct’s $5 million of aggregate indebtedness allocated to each of Mr. Handler, Mr. Shaw, Mr. Schenk, Ms. Syrjamaki and Mr. Gluck was 2.99%, .75%, .75%, .5% and 1.0% as of December 31, 2002. Holders of subordinated debt were also granted options to acquire Class C Interests in Bonds Direct, which will participate in the common equity of Bonds Direct, to the extent of ten percent of the net worth of Bonds Direct in excess of $5 million. Holders may exercise the options by making a contribution of $500,000 in the aggregate to Bonds Direct within ten business days of a sale, merger, conversion to a corporation, or five years from the closing date of the investment. The Class C Interests will be subject to dilution pro rata with the Class A and Class B Interests. The options are not transferable.

      In August of 2002, Jefferies and the Funds purchased all the outstanding shares of the 8% Series A Redeemable Preferred Stock of Ascent Energy, Inc. (“Ascent”) held by an employee investment fund. Mr. Handler indirectly owned 15.08% of the equity interests in the employee investment fund immediately prior to the transaction. Jefferies purchased the Ascent equity interests from the employee investment fund at approximately the same time Ascent issued an additional $20 million of equity securities in a capital raising transaction involving third party investors. The aggregate purchase price paid by Jefferies and the Funds to the employee investment fund was approximately $6.9 million and was based on the same price per share as was paid by the third party investors. The interest was acquired by Jefferies and each of the Funds according to their pari passu sharing percentages as described above.

ANNUAL REPORT AND INDEPENDENT AUDITORS

      The Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2002, accompanies this Proxy Statement, but is not deemed a part of the proxy soliciting material.

      KPMG LLP served as the Company’s independent auditors for the year ended December 31, 2002. The appointment of independent auditors is approved annually by the Board of Directors, which approval is based, in part, on the recommendations of the Audit Committee. In making its recommendations, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year as well as the qualifications and independence of the audit firm. Shareholder approval is not sought in connection with this selection.

      A representative of KPMG LLP, the independent auditors who examined the consolidated financial statements of the Company for 2002, is expected to be present at the meeting to respond to appropriate questions of shareholders and will have the opportunity to make a statement if he so desires.

OTHER MATTERS

      Management has received no shareholder proposal as of applicable deadlines specified under Securities and Exchange Commission rules, and otherwise does not know of any other matters to come before the Annual Meeting. However, if any additional matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on such matters.

INCORPORATION BY REFERENCE

      Certain financial and other information has been provided in the Annual Report on Form 10-K delivered with this Proxy Statement. The following sections of the Annual Report are hereby incorporated by reference: “Financial Statements and Supplementary Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure,” and “Quantitative and Qualitative Disclosures About Market Risk.”

SHAREHOLDER PROPOSALS

      Shareholder proposals for inclusion in the proxy material relating to the 2004 Annual Meeting of Shareholders must be received by the Company at its principal executive offices at 520 Madison Avenue, 12th Floor, New York, New York, 10022, no later than December 2, 2003, to be included in the Company’s proxy statement and proxy card, and no later than March 6, 2004, if to be presented at the meeting but not included in the proxy statement or proxy card in order to be considered timely under federal securities laws. Nothing in this paragraph shall be deemed to require the Company to include in its proxy materials relating to the 2004 Annual Meeting of Shareholders, any shareholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission and the Company’s By-Laws at that time in effect.

For the Board of Directors,

Lloyd H. Feller, Secretary

April 4, 2003

APPENDIX 1

AUDIT COMMITTEE CHARTER

JEFFERIES GROUP, INC.

Purpose

      The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

      The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

      The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be a financial expert as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee. Audit Committee members may be replaced by the Board.

Meetings

      The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors (including any persons to whom this role is outsourced) and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

      The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

      The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

      The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

      The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

      The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. This discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restriction on the scope of activities or access to requested information, and any significant disagreements with management and management’s response.

9.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

10.	Review and evaluate the lead partner of the independent auditor team.

11.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and persons performing the internal functions. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

12.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

14.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

15.	Review the appointment and replacement of the persons responsible for the internal audit function.

16.	Review the significant reports to management prepared by the persons responsible for the internal auditing function and management’s responses.

17.	Discuss with the independent auditor and management the responsibilities, budget and staffing for the persons responsible for the internal audit function and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

18.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

19.	Obtain reports from management, the persons responsible for the internal audit function and the independent auditor that the Company and its subsidiary/ foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Statement of Policy on Standards of Employee Conduct. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Statement of Policy on Standards of Employee Conduct.

20.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

22.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

APPENDIX 2

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS
OF JEFFERIES GROUP, INC.

Purpose of Committee

      The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Jefferies Group, Inc. (the “Company”) is to advise senior management on the administration of the Company’s compensation programs, review and approve the compensation of the Executive Officers of the Company that are subject to Section 162(m) of the Internal Revenue Code, including the Chief Executive Officer (“CEO”), the Chief Operating Officer and the Chief Financial Officer of the Company (the “Executives”) and prepare any report on executive compensation required by the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Committee Membership

      The Committee shall consist solely of three or more members of the Board each of whom is, in the business judgment of the Board, “independent” under the rules of the New York Stock Exchange, Inc.

      Members shall be appointed by the Board based on nominations recommended by the Company’s Corporate Governance and Nominating Committee and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

Committee Structure and Operations

      The Board shall designate one member of the Committee as its chairperson. In the event of a tie vote on any issue, the chairperson’s vote shall decide the issue. The Committee shall meet in person or telephonically at least two times each year at a time and place determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson.

      The Committee may invite such members of management to its meetings as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. The Company’s Executives should not attend any meeting where his/her performance or compensation is discussed, unless specifically invited by the Committee.

Committee Duties and Responsibilities

      The following are the duties and responsibilities of the Committee:

1.	Assist senior management in establishing the Company’s general compensation, philosophy, and oversee the development and implementation of compensation programs.

2.	Review and approve corporate goals and objectives relevant to the compensation of the Executives, evaluate the performance of the Executives in light of those goals and objectives, and set the Executives’ compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee shall consider, among other factors, the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to the CEO in past years, and any other factors the Committee or its independent advisor deems appropriate.

3.	Assist the CEO in formulating compensation programs applicable to the senior management of the Company.

4.	Make recommendations to the Board with respect to the Company’s incentive compensation plans and equity-based plans, including the Employee Stock Ownership Plan (“ESOP”), the Employee Stock Purchase Plan (“ESPP”), the Deferred Compensation Plan, the 1999 Incentive Compensation Plan and the Pay-For-Performance Program, and discharge any responsibilities imposed on the Committee by any of these plans.

5.	Assist senior management and the Administrative Committee appointed by the Board to act as the Plan Administrator of the ESOP, with regulatory compliance with respect to compensation matters, including overseeing the Company’s policies on structuring compensation programs to preserve tax deductibility, and, as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

6.	Prepare and issue the evaluations and reports required under “Committee Reports” below.

7.	Any other duties and responsibilities expressly delegated to the Committee by the Board from time to time relating to the Company’s compensation programs.

Delegation to Subcommittee

      The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee. In particular, the Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as in effect from time to time, and (ii) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code, as in effect from time to time.

Committee Reports

      The Committee shall produce the following reports and provide them to the Board:

1.	An Annual Report of the Compensation Committee on Executive Compensation for inclusion in the Company’s annual proxy statement in accordance with applicable SEC rules and regulations.

2.	An annual performance evaluation of the Committee, which evaluation must compare the performance of the Committee with the requirements of this charter and set forth the goals and objectives of the Committee for the upcoming year. The performance evaluation should also recommend to the Board any improvements to this charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such a manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

Resources and Authority of the Committee

      The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to retain counsel and other experts or consultants. The Committee shall have the sole authority to select, retain and terminate a compensation consultant and to approve the consultant’s fees and other retention terms.

APPENDIX 3

CHARTER OF THE CORPORATE GOVERNANCE

AND NOMINATING COMMITTEE
OF THE BOARD OF DIRECTORS
OF JEFFERIES GROUP, INC.

Purpose of Committee

      The purpose of the Corporate Governance and Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of Jefferies Group, Inc. (the “Company”) is to recommend individuals to the Board for nomination as members of the Board and its committees and to develop and recommend to the Board a set of corporate governance principles applicable to the Company. The Committee shall report to the Board on a regular basis and not less than once a year.

Committee Membership

      The Committee shall consist solely of three or more members of the Board, each of whom is, in the business judgment of the Board, “independent” under the rules of the New York Stock Exchange, Inc.

      The initial members of the Committee shall be appointed by the Board. Candidates to fill subsequent vacancies in the Committee shall be nominated by the Committee as set forth below and appointed by the Board. Members shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

Committee Structure and Operations

      The Board shall designate one member of the Committee as its chairperson. In the event of a tie vote on any issue, the chairperson’s vote shall decide the issue. The Committee shall meet in person or telephonically at least twice a year at a time and place determined by the Committee chairperson, with further meetings to occur or actions to be taken by unanimous written consent when deemed necessary or desirable by the Committee or its chairperson.

Committee Duties and Responsibilities

      The following are the duties and responsibilities of the Committee:

•	To make recommendations to the Board from time to time as to changes that the Committee believes to be desirable to the size of the Board.

•	To identify individuals believed to be qualified to become Board members, and to recommend to the Board the nominees to stand for election as directors at the annual meeting of stockholders or as otherwise provided in the Company’s by-laws. In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board), the Committee shall recommend to the Board an individual to fill such vacancy either through appointment by the Board or through election by stockholders. In nominating candidates, the Committee shall take into consideration such factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Committee may consider candidates proposed by management, but is not required to do so.

•	To identify Board members qualified to fill vacancies on any committee of the Board, including the Committee, and to recommend that the Board appoint the identified member or members to the respective committee. In nominating a candidate for committee membership, the Committee shall take into consideration the factors set forth in the charter of the committee, if any, as well as any other factors it deems appropriate, including without limitation the consistency of the candidate’s experience with the goals of the committee and the interplay of the candidate’s experience with the experience of other committee members.

•	Establish procedures for the Committee to exercise oversight of the evaluation of the Board.

•	Develop and recommend to the Board a set of corporate governance principles applicable to the Company, and to review those principles at least once a year.

•	Prepare and issue the evaluation required under “Performance Evaluation” below.

•	Any other duties or responsibilities expressly delegated to the Committee by the Board from time to time relating to the nomination of Board and committee members.

Performance Evaluation

      The Committee shall produce and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter and set forth the goals and objectives of the Committee for the upcoming year. The performance evaluation shall also recommend to the Board any improvements to the Committee’s charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

Delegation to Subcommittee

      The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

Resources and Authority of the Committee

      The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to retain counsel and other experts or consultants. The Committee shall have the sole authority to select and retain a consultant or search firm, to terminate any consultant or search firm retained by it, and to approve the consultant or search firm’s fees and other retention terms.

APPENDIX 4

JEFFERIES GROUP, INC.

2003 INCENTIVE COMPENSATION PLAN

      1.     Purpose of the Plan

      The purpose of this 2003 Incentive Compensation Plan (the “Plan”) is to advance the interests of the Company and its shareholders by providing a means (a) to attract, retain, and reward officers, other employees, and persons who provide services to the Company and its subsidiaries, (b) to link compensation to measures of the Company’s performance in order to provide additional incentives, including stock-based incentives and cash-based annual incentives, to such persons for the creation of shareholder value, and (c) to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company’s shareholders. The Plan is intended to qualify certain compensation awarded under the Plan as “performance-based” compensation under Code Section 162(m) to the extent deemed appropriate by the Committee which administers the Plan.

      2.     Definitions

      The definitions of awards under the Plan, including Options, SARs, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of other awards, and Other Stock-Based Awards, are set forth in Section 6, and the definition of Performance Awards, including Annual Incentive Awards, is set forth in Section 8. Such awards, together with any other right or interest granted to a Participant under the Plan, are termed “Awards.” In addition to such terms and the terms defined in Section 1, the following terms shall be defined as set forth below:

2.1 “Annual Incentive Award” means a conditional right granted to a Participant under Section 8.3 to receive a cash payment, Shares or other Awards based on performance during all or part of a specified fiscal year.

2.2 “Beneficiary” means the person(s) or trust(s) which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive such benefits.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Code” means the Internal Revenue Code of 1986, as amended, including regulations thereunder and successor provisions and regulations thereto.

2.5 “Committee” means the Compensation Committee of the Board, and the term “Committee” shall refer to the full Board in any case in which it is performing any function of the Committee under the Plan. A member of the Committee is not required by the terms of the Plan to be a Qualified Member at the time of appointment or during his or her term of service on the Committee.

2.6 “Company” means Jefferies Group, Inc., a Delaware corporation.

2.7 “Covered Employee” has the meaning as defined in Section 8.5 of the Plan.

2.8 “Effective Date” means the date on which the Plan takes effect, as set forth in Section 9.14 of the Plan.

2.9 “Fair Market Value,” means, with respect to Shares, Awards, or other property, the fair market value of such Shares, Awards, or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any given date means the closing sales price of a Share in composite trading of New York Stock Exchange-listed securities for that date or, if no sale occurred on that date, on the latest preceding day on which a sale occurred, as reported by a reliable reporting service.

2.10 “Participant” means an individual who has been granted an Award under the Plan, for so long as the Company has any obligation under the Plan with respect to such Award or such Award remains subject to any restriction under the Plan.

2.11 “Preexisting Plan” mean the Company’s 1999 Incentive Compensation Plan, as amended and restated.

2.12 “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934 and an “outside director” within the meaning of Regulation 1.162-27 under Code Section 162(m).

2.13 “Shares” means shares of common stock, par value $.01 per share, of the Company and such other securities as may be substituted or resubstituted for Shares pursuant to Section 5.3.

      3.     Administration

      3.1     Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(a) to select persons to whom Awards may be granted

(b) to determine the type or types of Awards to be granted to each Participant;

(c) to determine the number of Awards to be granted, the number of Shares to which an Award will relate, the cash amount payable in settlement of an Annual Incentive Award and the performance conditions applicable thereto, all other terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule or performance conditions for the lapse of restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an Award, and accelerations or modifications thereof, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(d) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(e) to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Participant;

(f) to prescribe the form of each Award agreement, which need not be identical for each Participant;

(g) to adopt, amend, suspend, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(h) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award agreement, or other instrument hereunder; and

(i) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

      3.2     Manner of Exercise of Committee Authority. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, subsidiaries of the Company, Participants, any person claiming any rights under the Plan from or through any Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. At any time that a member of the Committee is not a Qualified Member, (i) any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members, and (ii) any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Securities Exchange Act of 1934 in respect of the Company may be taken either by such a subcommittee or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. The Committee may delegate to officers or managers of the Company or any subsidiary of the Company the authority, subject to such terms as the Committee shall determine, to perform functions designated by the Committee, to the extent that such delegation is permitted under Section 157 of the Delaware General Corporation Law and other applicable laws. Other provisions of the Plan notwithstanding, the Board may perform any function of the Committee under the Plan, in order to ensure that transactions under the Plan are exempt under Rule 16b-3 or for any other reason; provided, however, that authority specifically reserved to the Board under the terms of the Plan, the Company’s Certificate of Incorporation or By-Laws, or applicable law shall be exercised by the Board and not by the Committee.

      3.3     Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on behalf of the Committee or members thereof shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

      4.     Eligibility

      Persons who are eligible to be granted Awards under the Plan include (i) any executive officer and other officer or employee of the Company or any subsidiary, including any such person who may also be a director of the Company, (ii) any other person who provides substantial personal services to the Company or any subsidiary not solely in the capacity as a director, and (iii) any person who has agreed to become an employee of the Company or a subsidiary provided that no such person may receive any payment or exercise any right relating to an Award until such person has commenced employment.

      5.     Limitation on Shares Available for Awards; Per-Person Limitations; Adjustments

      5.1     Aggregate Number of Shares Available for Awards.

(a) Evergreen Share Reservation. Awards relating to Shares may be granted if, at the time of grant of each Award, the aggregate number of Shares subject to outstanding Awards and outstanding awards under the Preexisting Plan plus the number of Shares subject to the Award being granted do not exceed 30% of the number of Shares issued and outstanding immediately prior to the grant of such Award. For purposes of this Section 5.1(a), an Option or SAR is “outstanding” until it is exercised and any other Award is “outstanding” in the calendar year in which it is granted and for so long thereafter as it remains subject to any vesting condition requiring continued employment, and options and other awards under the Preexisting Plan are treated as “outstanding” in accordance with Section 5.1 of the Preexisting Plan; provided, however, that Awards to be settled by delivery of shares authorized under Section 5.1(b) shall not be considered to be “outstanding” for purposes of this Section 5.1(a). The foregoing notwithstanding, the maximum number of shares that may be subject to ISOs granted under the Plan shall be 2.5 million, subject to adjustment as provided in Section 5.3.

(b) Shares Reserved for Deferred Compensation Plan Awards. Subject to adjustment as provided in Section 5.3, a total of 4 million Shares are hereby reserved exclusively for Awards under Section 7.1 (relating to the Deferred Compensation Plan). For purposes of this Section 5.1(b), Shares subject to an Award under Section 7.1 of the Plan that is canceled, expired, forfeited, settled in cash, or otherwise terminated without a delivery of Shares to the Participant (or a Beneficiary), including the number of

Shares withheld or surrendered in payment of any exercise or purchase price of an Award or taxes relating to an Award, will become available again for Awards under this Section 5.1(b).

(c) Type of Shares Deliverable. The Shares delivered in connection with Awards may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares acquired in the market for the account of a Participant.

      5.2     Annual Per-Person Limitations. In each calendar year during any part of which the Plan is in effect, a Participant may be granted Awards under Section 6 (including Performance Awards under Section 8 based on Awards authorized under Section 6) relating to up to his or her Annual Limit. A Participant’s Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal 1 million Shares plus the amount of the Participant’s unused Annual Limit relating to the same type of Award as of the close of the previous year, subject to adjustment as provided in Section 5.3. With respect to Annual Incentive Awards pursuant to Section 8, the maximum amount payable to a Participant in settlement of such Awards relating to a given fiscal year shall be (i), in the case of the Chief Executive Officer or any other executive officer principally having Company-wide responsibilities, 25% of Company profits after taxes but before payment of bonuses to all employees, and (ii), in the case of an executive officer or other person principally having responsibilities for one or more specific business units, the greatest of 30% of the net income of such business unit(s), 10% of the revenues of such business unit(s), or 25% of the economic value created (“EVC”) of such business unit(s). With respect to Performance Awards pursuant to Section 8, other than Annual Incentive Awards, which Performance Awards are not valued by reference to Common Stock at the date of grant (so that the foregoing limitations would not operate as an effective limitation satisfying Treasury Regulation 1.162-27(e)(4)), a Participant may not be granted Awards authorizing the earning during any calendar year of an amount that exceeds the Participant’s Annual Limit, which for this purpose shall equal $6 million plus the amount of the Participant’s unused cash Annual Limit as of the close of the previous year. For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant’s Annual Limit is used to the extent a cash amount or number of shares may be potentially earned or paid under an Award, regardless of whether such amount or shares are in fact earned or paid. The per-person limitations on Awards under Section 6, Annual Incentive Awards, and other Performance Awards are each separate from one another.

      5.3     Adjustments. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares, repurchase, liquidation, dissolution or other corporate exchange, any large, special and non-recurring dividend or distribution to shareholders, or other similar corporate transaction, the Committee may make such substitution or adjustment, if any, as it deems to be equitable and in order to preserve, without enlarging, the rights of Participants, as to (i) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, including the number of shares reserved for incentive stock options under Section 5.1(a) and the fixed number of shares reserved under Section 5.1(b), (ii) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5.2, (iii) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, and (iv) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash, other Awards or other property in respect of any outstanding Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards, Annual Incentive Awards, and the performance goals relating thereto) in recognition of unusual or nonrecurring events (including events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or any business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, SARs, Performance Awards granted under Section 8.2 hereof, or Annual Incentive Awards granted under Section 8.3 hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder otherwise to fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

      6.     Specific Terms of Awards

      6.1     General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award, at the date of grant or thereafter (subject to Section 9.5), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant or upon the occurrence of other events. The Committee may require payment of consideration in connection with any Award, including for purposes of complying with requirements of the Delaware General Corporation Law.

      6.2     Options. The Committee is authorized to grant options to purchase Shares (“Options”) to Participants on the following terms and conditions:

(a) Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that, except as provided in Section 7.5, such exercise price shall be not less than the Fair Market Value of a share on the date of grant of such Option.

(b) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including cash, Shares, other Awards or awards granted under other Company plans, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis, or through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by which Shares will be delivered or deemed to be delivered to Participants.

(c) Incentive Stock Options. The terms of any incentive stock option (“ISO”) granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that no ISO shall be granted more than ten years after the Effective Date. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to ISOs shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless the Participant has first requested such disqualification.

      6.3     Stock Appreciation Rights. The Committee is authorized to grant stock appreciation rights (“SARs”) to Participants on the following terms and conditions:

(a) Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine in the case of any such right other than one related to an ISO, the Fair Market Value of one share at any time during a specified period before or after the date of exercise), over (B) the grant price of the SAR as determined by the Committee as of the date of grant of the SAR, which, except as provided in Section 7.5, shall be not less than the Fair Market Value of one Share on the date of grant.

(b) Other Terms. The Committee shall determine the time or times at which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, whether cash or Shares shall be payable to the Participant upon exercise, the method by which Shares will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem with any other Award, and any other terms and conditions of an SAR.

      6.4     Restricted Stock. The Committee is authorized to grant Awards, in the form of shares issued at or shortly after grant of the Award subject to restrictions (“Restricted Stock”), to Participants on the following terms and conditions:

(a) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise as the Committee may determine. Except to the extent restricted under the terms of the Plan and any Award agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder including the right to vote Restricted Stock or the right to receive dividends thereon.

(b) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part in the event of terminations resulting from specified causes.

(c) Certificates for Shares. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, the Company shall retain physical possession of the certificate, and the Participant shall have delivered a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(d) Dividends and Distributions. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. The dates and terms upon which such reinvestment or purchases occur shall be within the discretion of the Committee. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

      6.5     Deferred Stock. The Committee is authorized to grant Awards in the form of Shares to be delivered at a specified future date (“Deferred Stock”) to Participants, subject to the following terms and conditions:

(a) Award and Restrictions. Issuance of Shares will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times, separately or in combination, under such circumstances, in such installments, or otherwise as the Committee may determine.

(b) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such risk of forfeiture shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part in the event of terminations resulting from specified causes. Deferred Stock which is subject to a risk of forfeiture may be denominated as “restricted stock units.”

(c) Dividend Equivalents. The Committee may provide that payments in the form of dividend equivalents will be credited in respect of Deferred Stock, which amounts may be paid or distributed when accrued or deemed reinvested in additional Deferred Stock. The dates and terms upon which such accrual or deemed reinvestment will occur shall be within the discretion of the Committee. Restrictions on such dividends or the Deferred Stock or other Awards resulting from deemed reinvestment shall be specified by the Committee.

      6.6     Bonus Shares and Awards in Lieu of Cash Obligations. The Committee is authorized to grant Shares as a bonus, or to grant Shares or other Awards in lieu of Company obligations to pay cash or grant other awards under other plans or compensatory arrangements. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

      6.7     Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares and factors that may influence the value of Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Shares or the value of securities of or the performance of specified subsidiaries. The Committee shall determine the terms and conditions of such Awards. Shares issued pursuant to an Award in the nature of a purchase right granted under this Section 6.7 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Shares, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may be granted pursuant to this Section 6.7.

      7.     Certain Provisions Applicable to Awards

      7.1     Deferral of Cash Compensation into Awards. The Committee is authorized to grant Awards in lieu of cash compensation or upon the deferral of cash compensation payable by the Company or any subsidiary, including cash amounts payable under other plans. In such case, the Committee shall determine the value of the Awards to be granted in lieu of or upon deferral of such cash compensation, and may provide for a discount in such valuation in order to promote the purposes of the Plan. Shares deliverable in connection with Awards under this Section 7.1 shall be drawn from the shares authorized under Section 5.1(b), unless no shares remain available under that provision. In furtherance of this authorization, upon effectiveness of the Plan, outstanding equity awards under the Company’s Deferred Compensation Plan shall be deemed Awards of Deferred Stock and Options under the Plan, and shares delivered in settlement or upon the exercise of such Awards shall be drawn from the shares authorized under Section 5.1(b). From and after the Effective Date, the Deferred Compensation Plan shall be implemented under this Plan with respect to any equity-based Awards thereunder.

      7.2     Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any ISO or an SAR granted in tandem therewith exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

      7.3     Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including cash, Shares, other Awards, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events. The foregoing notwithstanding, no Award specified as settleable in Shares may be settled otherwise than by delivery of Shares if the Award agreement does not specify such alternative form of settlement and the authorization of alternative forms of settlement would preclude fixed accounting for the compensation expense relating to such Award under accounting rules then applicable to the Company prior to the determination or event which causes settlement to be in a form other than Shares. Installment or deferred payments may be required by the Committee (subject to Section 9.5 of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

      7.4     Cancellation and Rescission of Awards. Unless the Award agreement specifies otherwise, the Committee may cancel any unexpired, unpaid, or deferred Awards at any time, and, unless otherwise determined by the Committee, the Company shall have the additional rights set forth in subsection (d) below, if the Participant is not in compliance with all applicable material provisions of the Award agreement and the Plan, including the following conditions:

(a) A Participant shall not render services for any organization or engage directly or indirectly in any business which, in the judgment of the Chief Executive Officer of the Company or other senior executive officer designated by the Committee, is or becomes competitive with the Company. For Participants whose employment has terminated, the judgment of the Chief Executive Officer or other senior officer designated by the Committee shall be based on the Participant’s post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Company and the other organization or business, the effect on the Company’s shareholders, customers, suppliers and competitors of the Participant assuming the post-employment responsibilities and such other considerations as are deemed relevant given the applicable facts and circumstances. A Participant who has terminated employment shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter, and such investment does not represent a greater than five percent equity interest in the organization or business.

(b) A Participant shall not, without prior written authorization from the Company, disclose to anyone outside the Company or use in other than the Company’s business any confidential information or material relating to the business of the Company which is acquired by the Participant either during or after employment with the Company.

(c) A Participant shall disclose promptly and assign to the Company all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research, or development work of the Company and shall do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in foreign countries.

(d) Upon exercise, settlement, payment, or delivery pursuant to an Award, the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of this Section 7.4. Failure to comply with the provisions of this Section 7.4 prior to, or during the six months after, any exercise, payment or delivery pursuant to an Award shall cause such exercise, payment or delivery to be rescinded. The Company shall notify the Participant in writing of any such rescission within two years after such exercise, payment, or delivery. Within ten days after receiving such a notice from the Company, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment, or delivery pursuant to an Award. Such payment shall be made either in cash or by returning to the Company the number of Shares that the Participant received in connection with the rescinded exercise, payment, or delivery, in which case the Company shall promptly repay the lesser of the exercise price or the then-Fair Market Value of the Shares returned.

      The Committee may modify the conditions imposed under this Section 7.4 with respect to any Award. If the terms of this Section 7.4 would require that the accounting expense for an Award that otherwise could be measured at the date of grant or other measurement date cannot be so measured until a later time, but such measurement would be permissible if the forfeiture of the Award were in connection with a termination of the Participant’s employment, then the cancellation of the Award will occur at the later of the time of the Committee’s determination or the Participant’s termination of employment.

      7.5     Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary, or any business entity to be acquired by the Company or a subsidiary, any other right of a Participant to receive payment from the Company or any subsidiary. Such additional, tandem, and substituted or exchanged Awards may be granted at any time. Subject to Section 11.5, the Committee may determine that, in granting a new Award, the intrinsic value of any surrendered Award or award may be applied to reduce the exercise price of any Option, grant price of any SAR, or purchase price of any other Award.

      8.     Performance and Annual Incentive Awards

      8.1     Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and measures of performance as it may deem appropriate in establishing performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 8.2 and 8.3 hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m).

      8.2     Performance Awards Granted to Designated Covered Employees. If the Committee determines that a Performance Award to be granted to an eligible person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise, and/or settlement of such Performance Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 8.2.

(a) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee consistent with this Section 8.2. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(b) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions, or other business units of the Company (where the criteria are applicable), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; profitability; (6) economic value created (“EVC”); (7) operating margins or profit margins; (8) income or earnings before or after taxes; pretax earnings; pretax earnings before interest, depreciation and amortization; operating earnings; pretax operating earnings, before or after interest expense and before or after incentives, service fees, and extraordinary or special items; net income; (9) total shareholder return or stock price; (10) book value per share; (11) expense management; improvements in capital structure; working capital; costs; and (12) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparator companies. EVC means the amount by which a business unit’s income exceeds the cost of the capital used by the business unit during the performance period, as determined by the Committee. Income of a business unit may be before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, and general and administrative expenses for the performance period, if so specified by the Committee. One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Section 8.3 hereof.

(c) Performance Period; Timing for Establishing Performance Award Terms. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance goals, amounts payable upon achievement of such goals, and other material terms of Performance Awards shall be established by the Committee (i) while the performance outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. In all cases, the maximum amount payable in respect of a Performance Award to any Participant shall be subject to the limitation set forth in Section 5.2 hereof.

(d) Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8.2(b) hereof during the given performance period, as specified by the Committee in accordance with Section 8.2(c) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. In such case, Performance Awards may be granted as rights to payment of a specified portion of the Award pool; such grants shall be subject to the requirements of Section 8.2(c).

(e) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Shares, other Awards, or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 8.2. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

      8.3     Annual Incentive Awards Granted to Designated Covered Employees. If the Committee determines that an Annual Incentive Award to be granted to an eligible person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise, and/or settlement of such Annual Incentive Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 8.3.

(a) Potential Annual Incentive Awards. Not later than the deadline specified in Section 8.2(c) above, the Committee shall determine the eligible persons who will potentially receive Annual Incentive Awards, and the amounts potentially payable thereunder, for that fiscal year, either out of an Annual Incentive Award pool established by such date under Section 8.3(b) hereof or as individual Annual Incentive Awards. In the case of individual Annual Incentive Awards intended to qualify under Code Section 162(m), the amount potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8.2(b) hereof in the given performance year, as specified by the Committee; in other cases, such amount shall be based on such criteria as shall be established by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5.2 hereof.

(b) Annual Incentive Award Pool. The Committee may establish an Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Annual Incentive Awards. The amount of such Annual Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8.2(b) hereof during the given performance period, as specified by the Committee in accordance with Section 8.2(c) hereof. The Committee may specify the amount of the Annual Incentive Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(c) Payout of Annual Incentive Awards. After the end of each fiscal year, the Committee shall determine the amount, if any, of the potential Annual Incentive Award payable to each Participant eligible therefor and, if applicable, the amount of any Annual Incentive Award pool. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be increased or reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount in the case of an Annual Incentive Award intended to qualify under Code Section 162(m). The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a fiscal year or prior to settlement of such Annual Incentive Award.

      8.4     Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards and Annual Incentive Awards, the achievement of performance goals relating to Performance Awards and Annual Incentive Awards, and the amount of any final Performance Award and Annual Incentive Award shall be recorded in writing, except that the Committee may determine that this requirement shall not apply in the case of Performance Awards not intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance goals and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied. The Committee may not delegate any responsibility relating to such Performance Awards or Annual Incentive Awards, and the Board shall not perform such functions at any time that the Committee is composed solely of Qualified Members.

      8.5     Status of Section 8.2 and Section 8.3 Awards under Code Section 162(m). It is the intent of the Company that Performance Awards and Annual Incentive Awards under Sections 8.2 and 8.3 hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto) shall, if so designated by the Committee, constitute “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Sections 8.2, 8.3, 8.4 and 8.5, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term “Covered Employee” as used herein shall mean only a person designated by the Committee, at the time of grant of a Performance Award or Annual Incentive Award, as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan as in effect on the date of adoption of any agreements relating to Performance Awards or Annual Incentive Awards that are designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

      9.     General Provisions.

      9.1     Compliance with Laws and Obligations. The Company shall not be obligated to issue or deliver Shares in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

      9.2     Limitations on Transferability. Awards and other rights under the Plan will not be transferable by a Participant except by will or the laws of descent and distribution (or to a designated Beneficiary in the event of the Participant’s death), and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that such Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred during the lifetime of the Participant, for purposes of the Participant’s estate planning or other purposes consistent with the purposes of the Plan (as determined by the Committee), and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent permitted by the Committee. Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

      9.3     No Right to Continued Employment; Leaves of Absence. Neither the Plan, the grant of any Award, nor any other action taken hereunder shall be construed as giving any employee, consultant, director, or other person the right to be retained in the employ or service of the Company or any of its subsidiaries, nor shall it interfere in any way with the right of the Company or any of its subsidiaries to terminate any person’s employment or service at any time. Unless otherwise specified in the applicable Award agreement, an approved leave of absence shall not be considered a termination of employment or service for purposes of an Award under the Plan.

      9.4     Taxes. The Company and any subsidiary is authorized to withhold from any Award granted or to be settled, any delivery of Shares in connection with an Award, any other payment relating to an Award, or any payroll or other payment to a Participant amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations.

      9.5     Changes to the Plan and Awards. The Board may amend, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants, except that any amendment shall be subject to the approval of the Company’s shareholders at or before the next annual meeting of shareholders for which the record date is after the date of such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange, and the Board may otherwise, in its discretion, determine to submit other such amendments to shareholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted. The Committee may amend, suspend, discontinue, or terminate any Award theretofore granted and any Award agreement relating thereto; provided, however, that no such amendment may provide for Award terms that the Plan would not then permit for a newly granted Award; and provided further, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award. Other provisions of the Plan notwithstanding, without the prior approval of shareholders, the Committee will not amend or replace previously granted Options in a transaction that constitutes a “repricing,” as that term is defined in the rules governing shareholder approval of equity compensation plans in the Listed Company Manual of the New York Stock Exchange [including any proposed rule if a final rule including such definition is not yet effective at the time shareholders approve this Plan.]

      9.6     No Rights to Awards; No Shareholder Rights. No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, employees, consultants, or directors. No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred and delivered to the Participant in accordance with the terms of the Award or, in the case of an Option, the Option is duly exercised.

      9.7     International Participants. With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan with respect to such Participants or grant Awards not conforming to the terms of the Plan to such Participants in order that such Awards conform to the requirements of local law and customary employment practices in such locations and in order that such Awards shall serve the purposes of the Plan in light of such local laws and customary employment practices.

      9.8     Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

      9.9     Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission or the submission of any amendment to shareholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

      9.10     Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award (although fractional share units may be credited in connection with any Award if so authorized by the Committee). The Committee shall determine whether and in what manner cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

      9.11     Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and a Participant, including any permitted transferee of a Participant, the Beneficiary or estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

      9.12     Governing Law. The validity, construction, and effect of the Plan, any rules and regulations under the Plan, and any Award agreement will be determined in accordance with the Delaware General Corporation Law and other laws (including those governing contracts) of the State of New York, without giving effect to principles of conflicts of laws, and applicable federal law.

      9.13     Preexisting Plan. Upon stockholder approval of the Plan as provided under Section 9.14, no further grants of awards will be made under the Preexisting Plan, but awards previously granted thereunder will remain outstanding in accordance with the applicable award agreement and other applicable terms of the Preexisting Plan.

      9.14     Effective Date, Shareholder Approval, and Plan Termination. The Plan shall become effective if and at the time that it is approved by shareholders at the Company’s 2003 Annual Meeting of Shareholders. Unless earlier terminated by action of the Board, the Plan shall terminate on the day before the tenth anniversary of the effectiveness of the Plan. Upon any such termination of the Plan, no new authorizations of grants of Awards may be made, but then-outstanding Awards shall remain outstanding in accordance with their terms, and the Committee otherwise shall retain its full powers under the Plan with respect to such Awards.

JEFFERIES GROUP, INC.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8042
EDISON, NJ 08818-8042

Voter Control Number

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1.	Log on to the Internet and go to http://www.eproxyvote.com/jef		1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

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please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

4482

[X]	Please mark your votes as indicated in this example.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR election of Directors and approval of the 2003 Incentive Compensation Plan.

JEFFERIES GROUP, INC.
1.	Election of Directors. (Please see reverse)		FOR ALL NOMINEES	FOR [ ]	WITHHELD [ ]	WITHHELD FROM ALL NOMINEES	2. 3.	Approval of the 2003 Incentive Compensation Plan. In their discretion, upon such other business as may properly come before the meeting, or at any adjournment thereof.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
		[ ]	FOR, except vote withheld from the following nominees(s):

Mark box at right if an address change or comment has been noted on the reverse side of this card.

Shareholders should date this proxy and sign here exactly as name appears at left. If stock is held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. Receipt is acknowledged of Notice of the above meeting, the Proxy Statement relating thereto, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Signature:	Date:
Signature:	Date:

Annual Meeting of Shareholders

DATE:	May 5, 2003

TIME:	9:30 a.m.

PLACE:	Jefferies & Company, Inc. 520 Madison Avenue, 12th Floor New York, NY 10022

Dear Shareholders,

The year 2002 marked Jefferies’ 40th anniversary and, as with every year, brought with it a unique set of challenges and opportunities. Jefferies offset difficult market conditions and posted a third consecutive year of record net revenues and earnings, while making substantial investments in our platform and our people.

Looking forward, we will continue to deploy our capital markets capabilities wherever possible as we remain focused on, but not limited to, the under-served middle market and continue to harness the tremendous resources of this firm to best serve our clients. We are at critical mass, with the right people, platform and philosophy to become the leading investment bank serving mid-cap investors and issuers led by the strongest trading platform in the industry.

Forty years is a great achievement and milestone for our firm, but we have only just begun. We thank our shareholders for the loyalty they have shown during an extremely uncertain time, as well as on the road ahead.

Richard B. Handler Chairman and CEO	John C. Shaw, Jr. President and COO

DETACH HERE

PROXY

JEFFERIES GROUP, INC.

Proxy for the Annual Meeting of Shareholders May 5, 2003
Solicited on Behalf of the Board of Directors of the Company

PROXY

     The undersigned holder(s) of common shares of JEFFERIES GROUP, INC., a Delaware corporation (the “Company”), hereby appoints Richard B. Handler and John C. Shaw, Jr., and each of them, attorneys of the undersigned, with power of substitution, to vote all shares of the common shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Monday, May 5, 2003, at 9:30 a.m. local time, and at any adjournment thereof, as directed on the reverse hereof, hereby revoking all prior proxies granted by the undersigned.

1. Election of Directors, Nominees for directors are:
(01) W. Patrick Campbell, (02) Richard G. Dooley, (03) Richard B. Handler,
(04) Frank J. Macchiarola, (05) John C. Shaw, Jr. (Company Proposal)
2. Approval of the 2003 Incentive Compensation Plan. (Company Proposal)
3. In their discretion, upon such other business as may properly come before the meeting, or at any adjournment thereof.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN
PROMPTLY IN THE ENCLOSED ENVELOPE.

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